Exhibit 99.1

LEASE

ARCH STREET TOWER LLC,

as Landlord

and

DIGITAS LLC

as Tenant

April 23, 2004

33 Arch Street, Boston, Massachusetts

i

ARTICLE VII
Insurance; Casualty; Taking		36
7.1	Insurance by Landlord	36
7.2	Insurance by Tenant	36
7.3	Waivers of Subrogation	37
7.4	Damage or Destruction	37
7.5	Eminent Domain	38
ARTICLE VIII
Default		39
8.1	Events of Default	39
8.2	Remedies for Default.	40
8.3	Remedies Cumulative; Jury Waiver; Late Performance	41
8.4	Waivers of Default; Accord and Satisfaction	41
8.5	Interest Rate	41
8.6	Landlord’s Curing	42
8.7	Attorney’s Fees	42
ARTICLE IX
Protection of Lenders		42
9.1	Subordination and Superiority of Lease	42
9.2	Rent Assignment	43
9.3	Other Instruments	43
ARTICLE X
Miscellaneous Provisions		43
10.1	Notice	43
10.2	Landlord’s Default	44
10.3	Limitation of Landlord’s Liability	44
10.4	Excusable Delay	44
10.5	Applicable Law and Construction	45
10.6	Estoppel Certificate; Financial Statements	46
10.7	Notice of Lease	46
10.8	Brokers	46
10.9	Representations and Warranties.	46
10.10	Rentable Floor Area	47
10.11	Adjacent Land	47
10.12	Roof Communications Equipment	47
10.13	Emergency Generator	49
ARTICLE XI
Index of Defined Terms		49

ii

LEASE

ARTICLE I

Fundamental Lease Provisions

1.1 Reference Subjects. Each reference in this Lease (the “Lease”) to any of the following subjects shall incorporate the following information. Other terms that are defined in this Lease are indexed in Article XI.

DATE OF LEASE:	April 23, 2004

LANDLORD:	ARCH STREET TOWER LLC, a Delaware limited liability company

TENANT:	DIGITAS LLC, a Delaware limited liability company

GUARANTOR:	DIGITAS, INC., a Delaware corporation

BUILDING: The high-rise office building commonly known as 33 Arch Street, Boston, Massachusetts and all other improvements, exclusive of the parking garage (the “Parking Garage”), to be constructed on or within the Land.

LAND: The land and air rights parcels that are more particularly described in Exhibit A.

PROPERTY: The Building, the Parking Garage, and the Land. The Property does not include the retail building known as 350 Washington Street and related improvements that have been constructed on the portion of the land underlying the air rights parcels of the Land (the “Retail Property”), but the Property has certain record appurtenant rights over portions of the Retail Property as set forth in Exhibit A.

PREMISES: The space comprising the entire rentable area of each of the 8th, 12th, 14th, 15th, 16th, 17th, 18th and 19th floors of the Building, and a portion of the rentable area of the 20th floor of the Building, all as outlined as the Premises on Exhibit B.

TENANT’S RENTABLE FLOOR AREA: Agreed to be comprised of 199,776 rentable square feet, provided that if any portion of the Premises shall consist of less than an entire floor of the Building, the agreed rentable area of such floor, as set forth in Exhibit H, will be allocated to each occupant thereof as described in Section 10.10.

BUILDING RENTABLE FLOOR AREA: Agreed to be 603,309 rentable square feet, as allocated on a floor by floor basis pursuant to Exhibit H.

TERM: The period commencing on the Commencement Date and expiring on the Expiration Date. The Term shall include any Extension Term that is exercised in accordance with Section 2.4 of this Lease

COMMENCEMENT DATE: The earlier to occur of (a) December 1, 2005, or (b) the date that Tenant first occupies the Premises for the conduct of its business.

EARLY OCCUPANCY PERIOD: The period, if any, following the Commencement Date but prior to the Rent Commencement Date.

RENT COMMENCEMENT DATE: December 1, 2005, provided that Tenant may be entitled to a rent credit under Section 3.4, which would be applied against the earliest installments of Annual Base Rent to accrue upon and following the Rent Commencement Date.

EXPIRATION DATE: November 30, 2017.

EXTENSION TERMS: Two (2) Extension Term(s) of five (5) years each (See Section 2.5).

ANNUAL BASE RENT (during initial Term):

RENTAL PERIOD	ANNUAL BASE RENT	MONTHLY PAYMENT	BASE RENT PER SQUARE FOOT
Lease Years one through three	$5,993,280.00	$499,440.00	$30.00
Lease Years four through six	$6,792,384.00	$566,032.00	$34.00
Lease Years seven through nine	$7,591,488.00	$632,624.00	$38.00
Lease Years ten through twelve	$8,390,592.00	$699,216.00	$42.00

ANNUAL BASE RENT (during Extension Term(s)): As provided in Section 2.4 below.

BASE AMOUNT FOR OPERATING EXPENSES: The Operating Expenses per square foot of Building Rentable Area for calendar year 2006, extrapolated as provided in Section 3.2.1 to the amount of Operating Expenses that would have been incurred if the Building were fully occupied and services were supplied to all tenants.

BASE AMOUNT FOR TAXES: The Taxes per square foot of Building Rentable Area for the twelve month period ending June 30, 2007, which if the Building’s tax assessment does not reflect a “fully assessed” building, shall be extrapolated to the amount of Taxes that would have been incurred if the Building were fully assessed for such twelve month period, taking into consideration a vacancy factor consistent with the then customary practice of the assessor’s office of the City of Boston, in assessing comparable office buildings in the financial district of the City of Boston.

PERMITTED USES: Executive, professional or corporate offices as permitted by applicable laws, including ancillary uses thereof, but specifically excluding medical, dental or similar offices providing medical, dental or similar services to the general public on a walk-in or appointment basis, or any other offices providing services to the general public on a walk-in basis (provided that the foregoing is not intended to limit executive, professional or corporate business offices that invite visiting clients and others on an appointment basis), and employment agency offices (other than executive or professional search firms). For purposes hereof, uses ancillary to the Permitted Uses shall include, without limitation, except to the extent limited or prohibited by applicable laws, kitchen, pantry, lunchroom, cafeteria and dining facilities for use by the employees and business invitees of the Tenant so long as none of the foregoing uses are made available for use by the general public.

SECURITY DEPOSIT: None.

TENANT’S LIABILITY INSURANCE: $3,000,000 (See Section 7.2)

TENANT’S PARKING SPACES: Up to eighty (80) parking spaces in the Parking Garage, as more fully provided in Section 2.1(d).

INITIAL TENANT WORK ALLOWANCE: $75.00 per square foot of Tenant’s Rentable Floor Area.

TENANT WORK THRESHOLD AMOUNT: $100,000.00 (See Section 5.1)

BROKER: Spaulding & Slye Colliers and CB Richard Ellis/Whittier Partners (See Section 10.8)

LANDLORD’S MANAGING AGENT: The Congress Group, Inc., or any successor named by Landlord, provided that following any transfer of the Building to a successor Landlord, other than any period during which the managing agent is an affiliate of the then owner of the Building, any successor managing agent shall be a reputable party with reasonably substantial experience managing one or more first class office buildings in one or more major metropolitan areas of the United States.

ORIGINAL ADDRESS OF LANDLORD: Arch Street Tower, LLC, c/o The Congress Group, One Memorial Drive, Cambridge, MA 02142, Attn: Dean Stratouly and Paula Phillips

ORIGINAL ADDRESS OF TENANT: Prudential Tower, 800 Boylston Street, Boston, MA 02199, Attention:Vice President, Real Estate

ADDRESS OF TENANT AFTER RENT COMMENCEMENT DATE: At the Premises, Attention: Vice President, Real Estate

EXHIBITS	A	Land
	A-1	Base Building Specifications
	A-2	Landlord’s Remaining Base Building Work
	B	Premises
	C	Initial Tenant Work
	D	Tenant Work Insurance Requirements
	E	Building Services, Taxes, and Operating Expenses
	E-1	Cleaning Specifications
	F	Subordination, Non-Disturbance and Recognition Agreement Form
	G	Tenant Estoppel Certificate Form

H	Building Rentable Floor Area Measurements
I	Rules and Regulations
I-1	Parking Garage Rules and Regulations
J	Special Expedited Dispute Resolution Procedure
K	Tenant’s Designated Parking Spaces
L	Generator Installation Area
M	Form of Consent to Sublease
N	Tenant’s Hazardous Materials List
O	Roof Screening Panel

ARTICLE II

Premises and Term

2.1 Premises. Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord, subject to all matters of record and matters referred to below.

(a) Exclusions. The Premises exclude common areas and facilities of the Property, including without limitation exterior faces of exterior walls, the common stairways and stairwells, entranceways and the main lobby, elevators and elevator wells, fan rooms, electric and telephone closets, janitor closets, freight elevator vestibules, and pipes, ducts, conduits, wires and appurtenant fixtures serving other parts of the Property (exclusively or in common) and other common areas and facilities. If the Premises include less than the entire rentable area of any floor, then the Premises also exclude the common corridors, elevator lobby and bathrooms located on such floor.

(b) Appurtenant Rights. Tenant shall have, as appurtenant to the Premises, rights to use in common with others (subject to reasonable rules of general applicability to tenants and other users of the Building from time to time made by Landlord of which Tenant is given notice): (a) the common lobbies, corridors, stairways, elevators and loading areas serving the Building, and the pipes, ducts, conduits, wires and appurtenant meters and equipment serving the Premises in common with others, and access to common electrical closets; (b) common driveways and walkways necessary for access to the Building; (c) if the Premises include less than the entire rentable floor area of any floor, the common bathrooms, corridors and elevator lobby on such floor and serving the Premises; and (d) all other areas or facilities in or about the Building from time to time designated by Landlord for common use by tenants of the Building. Tenant shall also have, as appurtenant to the Premises, the exclusive use of two sleeves in the central core of the Building for use in connection with Tenant’s telecommunications wiring and cabling requirements in the Premises, and Landlord shall provide access to the base building telephone closets on the floors of the Building in which the Premises are located from time to time, upon reasonable prior notice, and subject to Landlord’s reasonable security procedures.

(c) Reservations. Landlord reserves the right from time to time, without material (except in emergency) interruption of Tenant’s use, and subject to the provisions of Section 5.6: (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises, the Building, or elsewhere in the Property; and (b) to alter or relocate any other common facility, including the lobbies and entrances, in a manner consistent with the operation of the Building as a first-class office Building and provided that no such alteration or relocation shall materially adversely affect access to the Premises. Installations, replacements and relocations within the Premises referred to in clause (a) above shall be located as far as reasonably practicable in the central core area of the Building, above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises, and shall not reduce the rentable area of the Premises, except in a de minimis amount, or materially and adversely affect Tenant’s use or occupancy of the Premises.

(d) Parking. On or before the Commencement Date of this Lease, Landlord shall substantially complete the construction of the Parking Garage so that Tenant may use Tenant’s Parking Spaces in accordance with this Section 2.1(d). The Parking Garage is leased to and operated by a third party, pursuant to which Landlord has certain rights to designate a certain number of parking spaces for use by tenants in the Building. Commencing on the Commencement Date, Landlord shall designate for Tenant’s use parking passes for the number of Tenant’s Parking Spaces set forth in Section 1.1 for the Parking Garage, of which passes ten (10) shall be for spaces designated for Tenant’s exclusive use in the locations numbered one through ten on level P-4 as shown on Exhibit K, and the remainder of which shall be on an unreserved, non-exclusive basis. Notwithstanding the foregoing, from time to time during the Term, upon at least ninety (90) days’ prior written notice to Landlord, Tenant shall have the right to reduce the number of unreserved spaces used by Tenant, or, if Tenant shall have previously reduced the number of spaces used by Tenant, Tenant shall have the right to take additional unreserved spaces, up to an aggregate maximum total of seventy (70) unreserved spaces, upon ninety (90) days’ prior written notice to Landlord. Tenant shall comply with the parking rules and regulations attached hereto as Exhibit I-1 as the same may be reasonably supplemented or modified from time to time in writing (the “Parking Rules and Regulations”). Any enforcement of the Parking Rules and Regulations shall be conducted in a non-discriminatory manner, provided that neither Landlord nor the Parking Garage operator shall be liable to Tenant for any violations of the same by any other user of the Parking Garage. Tenant shall have the right to transfer any or all of Tenant’s Parking Spaces to any permitted subtenant, assignee or occupant of the Premises. In the event of any conflict between the terms of this Lease and the Parking Rules and Regulations, the terms of this Lease shall control. Tenant shall pay monthly parking charges directly to the Parking Garage operator at a rate that shall not be increased, at any time, to an amount that would exceed the then current prevailing Fair Market Monthly Parking Rate (as defined below) for parking spaces in garages associated with first class office towers in the financial district of downtown Boston, determined by Landlord from time to time. The rate of monthly parking charges shall be subject to change from time to time upon thirty (30) days’ advance notice to Tenant. Notwithstanding the foregoing, during the first Lease Year only, the parking charges for each of Tenant’s Parking Spaces to be used by Tenant (rather than by any permitted subtenant, assignee or occupant of the Premises) shall be equal to seventy-five percent (75%) of the rate otherwise charged during such period by the parking garage operator, as limited by the terms and conditions of this paragraph.

If monthly parking charges are adjusted at any time due to a change in the determination of the then applicable fair market monthly rate for such parking spaces (“Fair Market Monthly Parking Rate”), Tenant shall have a period of thirty (30) days following notice of such adjustment to dispute such determination of the Fair Market Monthly Parking Rate. Landlord agrees that the rate of monthly parking charges shall not be adjusted more than twice in any period of twelve consecutive months (so that if the rate of monthly parking changes is adjusted as of March 1, and then again in September of the same calendar year, the next adjustment may not occur sooner than March 1 of the next succeeding calendar year. If Tenant shall timely give notice to Landlord of its election to dispute Landlord’s determination of the Fair Market Monthly Parking Rate, such dispute may be submitted by either party for resolution pursuant to the special expedited dispute resolution procedure set forth in Exhibit J. During any period in which the Fair Market Monthly Parking Rate is being disputed in accordance with the terms and conditions of this Section 2.1(d), Tenant shall continue to pay the monthly parking charges at the rate in effect immediately prior thereto, until such dispute is resolved pursuant to the special expedited dispute resolution procedure set forth in Exhibit J or otherwise, whereupon the monthly parking charges shall be adjusted as of the date Tenant notified Landlord of the dispute in accordance with this Section 2.1(d) to the determination of the Fair Market Monthly Parking Rate so established, and within thirty (30) days of such dispute resolution, Tenant shall make payment of any underpayment, or Tenant shall be reimbursed for any overpayment, of monthly parking charges.

2.2 Existing Conditions; Early Access. Tenant acknowledges that it has inspected the Premises and, except for Landlord’s Remaining Base Building Work (as defined in Section 4.1), and except as otherwise set forth in Section 4.1, accepts the same in the condition they are now in, it being expressly agreed that, except for Landlord’s Remaining Base Building Work, Landlord shall have no obligation, liability, or risk whatsoever with respect to the Premises or their condition, except as otherwise expressly set forth in this Lease (such as, for example, any repair or maintenance obligations set forth hereinbelow). Tenant further acknowledges that, except as expressly set forth herein, neither Landlord nor any person acting under Landlord has made or implied any representations or warranties concerning this Lease, the Premises, or their condition or suitability for Tenant’s use. Landlord shall give Tenant written notice of the date of substantial completion of Landlord’s Remaining Base Building Work. On a date specified by Landlord within fifteen (15) days of substantial completion as aforesaid, Landlord and Tenant shall inspect Landlord’s Remaining Base Building Work for the purpose of establishing any items of Landlord’s Remaining Base Building Work not yet satisfactorily completed (the “Final Punchlist”). With respect to items on the Final Punchlist not in dispute, Landlord shall cause such items to be completed in a diligent manner promptly thereafter. In the case of a dispute concerning the completion of items of Landlord’s Remaining Base Building Work, such dispute may be submitted for resolution by either party pursuant to the special expedited dispute resolution procedure set forth in Exhibit J, and to the extent any such disputed items are determined to not yet be satisfactorily completed, Landlord shall cause such items to be completed in a diligent manner promptly thereafter. Landlord shall provide access to the Premises to Tenant immediately after the substantial completion of Landlord’s Remaining Base Building Work, but prior to the Commencement Date exclusively for the purpose of commencing and undertaking the Initial Tenant Work. Tenant’s rights with respect to the use of the Premises, during any period prior to the Commencement Date, shall be subject to and upon all of the terms and conditions of this Lease other than the payment of Base Rent, additional rent on account of Operating Expenses and additional rent on account of Taxes.

2.3 Term. This Lease is in full force and effect on the Date of Lease. The Term of the Lease shall commence at 12:01 a.m. on the Commencement Date and end at 12:00 midnight on the Expiration Date set forth in Section 1.1. “Lease Year” shall mean the twelve-month period following the Rent Commencement Date and each successive twelve-month period during the Term.

2.4 Options to Extend.

(a) Tenant shall have two successive options to extend the Term for the Extension Terms set forth in Section 1.1, on the terms set forth below (the “First Extension Option” and the “Second Extension Option,” which shall collectively be referred to as the “Extension Option”). The rental terms applicable with respect to each Extension Term shall be equal to ninety-five percent (95%) of the Fair Market Rental Value of the Premises (as determined below). Tenant’s lease of the Premises during the Extension Terms shall, exclusive of the economic terms hereof that are superseded by such terms as established in connection with the determination of the Fair Market Rental Value of the Premises, be on all of the terms and conditions of this Lease in effect on the last day of the expiring Term, provided that in any event, Tenant shall have no option to extend the Term beyond the end of the second Extension Term.

(b) If Tenant wishes to exercise the First Extension Option, Tenant shall give Landlord notice of its election to so extend the Term (“Extension Exercise Notice’) not later than May 31, 2016. So long as Tenant has extended the Term to include the first Extension Term, then if Tenant wishes to exercise the Second Extension Option, Tenant shall give Landlord an Extension Exercise Notice not later than November 30, 2021. Failure by Tenant timely to send an Extension Exercise Notice under this paragraph (b) shall constitute an irrevocable waiver of Tenant’s right to extend the Term.

(c) If Tenant shall request in writing, no sooner than February 29, 2016 and no later than March 31, 2016 with respect to the first Extension Term, and no sooner than August 31, 2021 and no later than September 30, 2021 with respect to the second Extension Term, that Landlord deliver its estimate of ninety-five percent (95%) of the Fair Market Rental Value of the Premises for what would be the upcoming Extension Term (assuming Tenant elects to exercise the Extension Option), then Landlord shall furnish Tenant with Landlord’s estimate as aforesaid, within thirty days after such request from Tenant.

(d) If Tenant timely exercises the First Extension Option under paragraph (b) above, but the parties do not agree on the rental terms pertaining to the Premises for the first Extension Term on or before June 30, 2016, or if Tenant timely exercises the Second Extension Option under paragraph (b) above, but the parties do not agree on the rental terms pertaining to the Premises for the second Extension Term on or before December 31, 2021, then either party may initiate the arbitration procedure set forth in Section 2.8 by giving notice to the other. The failure by the parties to complete the process contemplated under Section 2.8, prior to commencement of the applicable Extension Term, shall not affect the continuation of the Term or the parties’ obligation to make any adjustments for any overpayments or underpayments for the Annual Base Rent due for the Extension Term promptly after the determination thereof is made.

(e) If Tenant shall exercise the Extension Option in accordance with this Section 2.4, the provisions of this Section shall be self-operative, but upon request by either party after determination of the Annual Base Rent and Inducements (if any) for the applicable Extension Term, the parties shall execute an agreement specifying the Annual Base Rent and Inducements, as defined in Section 2.8 (if any), for the applicable Extension Term, and acknowledge the extension of the Term.

(f) Notwithstanding any provision of this Section to the contrary, Tenant’s option to extend the Term shall be void, at Landlord’s election, if Tenant is in default hereunder, after any applicable notice and cure periods have expired, at the time Tenant elects to extend the Term or at the time the Term would expire but for such extension.

2.5 First Expansion Option.

(a) Subject to the terms and conditions of this Section 2.5, Tenant shall have the right to expand the Premises to include either (x) the 21st floor of the Building or (y) the full 11th floor and a portion of the 10th floor of the Building which shall, in the aggregate, contain approximately 25,000 rentable square feet, as designated by Landlord pursuant to the terms set forth below. Landlord shall designate the location of such space by written notice to Tenant, at any time on or prior to September 1, 2009, and such space shall be deemed the “First Expansion Premises.” Landlord’s designation of the First Expansion Premises may later be changed prior to delivery of the same to Tenant, so long as it is comprised of either of the spaces referred to hereinabove in clauses (x) or (y), and notice of such change in the designation of the First Expansion Premises is given at least ninety (90) days prior to the delivery of the First Expansion Premises to Tenant. If Tenant shall give Landlord notice (“First Expansion Notice”) on or before November 1, 2009, electing to expand the Premises in accordance with this Section 2.5 to include the First Expansion Premises, then so long as the conditions to Tenant’s rights to such expansion have been satisfied, Tenant shall be deemed to have leased the First Expansion Premises, subject to the provisions of this Section 2.5. If Tenant shall have timely given First Expansion Notice, Landlord shall deliver possession of the First Expansion Premises to Tenant on a date not sooner than December 1, 2009 nor later than March 1, 2011 (the “First Expansion Premises Delivery Window”) in broom clean condition, vacant of any tenant or occupant, and free of personal property and otherwise in its then “as is” condition. If Tenant shall fail to timely give First Expansion Notice, Tenant shall be deemed to have waived such right, and Landlord shall thereafter be free to lease all or any portion of the First Expansion Premises to such parties and on such terms as Landlord shall determine in its sole discretion. Notwithstanding anything to the contrary herein provided, Tenant shall have waived its right to lease the First Expansion Premises under this Section 2.5 if Tenant elects to exercise the First Contraction Option under Section 2.10.

(b) Landlord shall exercise good faith efforts to notify Tenant, at least thirty (30) days in advance, of the date that Landlord will deliver possession of the First Expansion Premises. On the date that possession of the First Expansion Premises has been delivered in the condition required under paragraph (a) (the “First Expansion Premises Commencement Date”), the Premises under this Lease shall be expanded to include the First Expansion Premises. However, if Tenant earlier takes possession of the First Expansion Premises, the First Expansion Premises Commencement Date shall be deemed to have occurred upon Tenant so taking possession. Landlord shall have no obligation to perform any work or improvements in connection with the delivery of the First Expansion Premises to Tenant. The failure to have so delivered possession of the First Expansion Premises on or prior to March 1, 2011 shall in no way affect the validity of this Lease or the obligations of Tenant hereunder, nor shall the same be construed in any way to extend the Term of this Lease. Notwithstanding any provision contained herein to the contrary, if the First Expansion Premises Commencement Date occurs during the period from March 2, 2011 to March 31, 2011, inclusive, then and in such event Tenant shall be entitled to one day of abatement of Annual Base Rent applicable to the First Expansion Premises for each day during such period in which the First Expansion Premises Commencement Date has not occurred. If delivery of possession of the First Expansion Premises Commencement Date occurs on or after April 1, 2011, then and in such event Tenant shall be entitled to two days of abatement of Annual Base Rent applicable to the First Expansion Premises for each day from and after April 1, 2011 in which the First Expansion Premises Commencement Date has not occurred. The foregoing right to abate Annual Base Rent applicable to the First Expansion Premises shall be Tenant’s sole and exclusive remedy for Landlord’s failure to timely deliver the First Expansion Premises to Tenant prior to the expiration of the First Expansion Premises Delivery Window, and Tenant shall not otherwise have any claim against Landlord, nor shall Landlord have any liability to Tenant, by reason thereof. However, if the inability to deliver the First Expansion Premises prior to the expiration of the First Expansion Premises Delivery Window is due to the holding over of the then current occupant thereof, Landlord will diligently pursue the prosecution of an action for possession in accordance with Landlord’s good faith commercial judgment, and if such inability to deliver the First Expansion Premises is due to any other reason, Landlord shall use commercially reasonable efforts to cause the First Expansion Premises to be available for delivery to Tenant in the condition required under paragraph (a).

(c) Once incorporated into the Premises, Tenant’s rights and obligations with respect to the First Expansion Premises shall be subject to and with the benefit of all of the terms and conditions of this Lease, except that (i) the Annual Base Rent applicable to the First Expansion Premises shall equal the Fair Market Rental Value of such First Expansion Premises, considering the terms of this Lease applicable thereto, which shall be determined pursuant to paragraph (d) below; and (ii) Tenant shall commence payment of such additional amount of Annual Base Rent with respect to the First Expansion Premises (subject to the application of any Inducements established in connection with the determination of its Fair Market Rental Value) and Tenant’s Rentable Floor Area shall be revised to reflect the addition of the First Expansion Premises to the Premises, upon the First Expansion Premises Commencement Date. Promptly after the First Expansion Premises Commencement Date, Landlord and Tenant agree to enter into an amendment to this Lease memorializing the addition of the First Expansion Premises to this Lease and the amendment to the applicable defined terms hereunder, including, without limitation, Tenant’s Rentable Floor Area and Annual Base Rent, but failure of the parties to execute such an amendment shall have no effect on the effectiveness of the expansion of the Premises to include the First Expansion Premises, and the economic terms associated therewith, as set forth above.

(d) Promptly after receiving Tenant’s notice electing to exercise its right to expand the Premises to include the First Expansion Premises, but not in any event sooner than December 1, 2009, Landlord shall provide Tenant with written notice of Landlord’s good faith determination of the Fair Market Rental Value of the First Expansion Premises, taking into account the factors, and describing any components thereof, as contemplated in Section 2.8 (“Landlord’s Rent Estimate”). If Tenant shall dispute Landlord’s Rent Estimate for the First Expansion Premises, and the parties do not agree on the Fair Market Rental Value within thirty (30) days after delivery of such notice, then either party may initiate the arbitration procedure set forth in Section 2.8 by giving notice to the other within an additional thirty (30) days after the end of such thirty (30) day period. If either party shall fail to timely submit such dispute for arbitration, within such additional thirty (30) day period, Landlord’s Rent Estimate for the First Expansion Premises shall be binding on the parties.

(e) Notwithstanding any contrary provision of this Article 2.5 or any other provision of this Lease, Tenant’s right to expand the Premises to include the First Expansion Premises is conditioned upon (which conditions may be waived by Landlord in its sole discretion) (i) Tenant having expressly waived in writing, or otherwise not timely having exercised, the First Contraction Option and (ii) the absence, on the date Tenant gives Landlord its First Expansion Notice, and on the date that would otherwise be the First Expansion Premises Commencement Date, of any default under this Lease by Tenant after any applicable notice and opportunity to cure.

2.6 Second Expansion Option.

(a) Subject to the terms and conditions of this Section 2.6, Tenant shall have the right to expand the Premises to include (x) one full floor situated anywhere in the Building above the 11th floor thereof, or (y) a full floor of the Building comprising either the 11th, 10th or 9th floor, and a portion of an adjacent floor of the Building which shall, in the aggregate, contain approximately 25,000 rentable square feet, as designated by Landlord pursuant to the terms set forth below. Landlord shall designate the location of such space by written notice to Tenant, at any time prior to September 1, 2012, and such space shall be deemed the “Second Expansion Premises.” Landlord’s designation of the Second Expansion Premises may later be changed so long as it continues to meet the requirements described above, and notice of such change in the designation of the Second Expansion Premises is given at least ninety (90) days prior to the delivery of the Second Expansion Premises to Tenant. If Tenant shall give Landlord notice (“Second Expansion Notice”) on or before November 1, 2012, electing to expand the Premises in accordance with this Section 2.6 to include the Second Expansion Premises, then so long as the conditions to Tenant’s rights to such expansion have been satisfied, Tenant shall be deemed to have leased the Second Expansion Premises, subject to the provisions of this Section 2.6. If Tenant shall have timely given Second Expansion Notice, Landlord shall deliver possession of the Second Expansion Premises to Tenant on a date not sooner than December 1, 2012 nor later than March 1, 2014 (the “Second Expansion Premises Delivery Window”), in broom clean condition, vacant of any tenant or occupant, and free of personal property and otherwise in its then “as is” condition. If Tenant shall fail to timely give Second Expansion Notice, Tenant shall be deemed to have waived such right, and Landlord shall thereafter be free to lease all or any portion of the Second Expansion Premises to such parties and on such terms as Landlord shall determine in its sole discretion.

(b) Landlord shall exercise good faith efforts to notify Tenant, at least thirty (30) days in advance, of the date that Landlord will deliver possession of the Second Expansion Premises. On the date that possession of the Second Expansion Premises has been delivered in the condition required under paragraph (a) (the “Second Expansion Premises Commencement Date”), the Premises under this Lease shall be expanded to include the Second Expansion Premises. However, if Tenant earlier takes possession of the Second Expansion Premises, the Second Expansion Premises Commencement Date shall be deemed to have occurred upon Tenant so taking possession. Landlord shall have no obligation to perform any work or improvements in connection with the delivery of the Second Expansion Premises to Tenant. The failure to have so delivered possession of the Second Expansion Premises on or prior to March 1, 2014 shall in no way affect the validity of this Lease or the obligations of Tenant hereunder, nor shall the same be construed in any way to extend the term of the Lease. Notwithstanding any provision contained herein to the contrary, if delivery of possession of the Second Expansion Premises Commencement Date occurs during the period from March 2, 2014 to March 31, 2014, inclusive, then and in such event Tenant shall be entitled to one day of abatement of Annual Base Rent applicable to the Second Expansion Premises for each day during such period in which the Second Expansion Premises Commencement Date has not occurred. If the Second Expansion Premises Commencement Date occurs on or and after April 1, 2014, then and in such event Tenant shall be entitled to two days of abatement of Base Rent applicable to the Second Expansion Premises for each day from and after April 1, 2014 in which the Second Expansion Premises Commencement Date has not occurred. The foregoing right to abate Annual Base Rent applicable to the Second Expansion Premises shall be Tenant’s sole and exclusive remedy for Landlord’s failure to timely deliver the Second Expansion Premises to Tenant prior to the expiration of the Second Expansion Premises Delivery Window, and Tenant shall not otherwise have any claim against Landlord, nor shall Landlord have any liability to Tenant, by reason thereof. However, if the inability to deliver the Second Expansion Premises prior to the expiration of the Second Expansion Premises Delivery Window is due to the holding over of the then current occupant thereof, Landlord will diligently pursue the prosecution of an action for possession in accordance with Landlord’s good faith commercial judgment, and if such inability to deliver the Second Expansion Premises is due to any other reason, Landlord shall use commercially reasonable efforts to cause the Second Expansion Premises to be available for delivery to Tenant in the condition required under paragraph (a).

(c) Once incorporated into the Premises, Tenant’s rights and obligations with respect to the Second Expansion Premises shall be subject to and with the benefit of all of the terms and conditions of this Lease, except that (i) the Annual Base Rent applicable to the Second Expansion Premises shall equal the Fair Market Rental Value for the Second Expansion Premises for either (x) the remaining initial Term or (y) a term of five (5) years, whichever of (x) or (y) is longer, but otherwise considering the terms of this Lease applicable thereto, which shall be determined pursuant to paragraph (d) below; and (ii) Tenant shall commence payment of such additional amount of Base Rent with respect to the Second Expansion Premises (subject to the application of any Inducements established in connection with the determination of its Fair Market Rental Value) and Tenant’s Rentable Floor Area shall be revised to reflect the addition of the Second Expansion Premises to the Premises, upon the Second Expansion Premises Commencement Date. Promptly after the Second Expansion Premises Commencement Date, Landlord and Tenant agree to enter into an amendment to this Lease memorializing the addition of the Second Expansion Premises to this Lease and the amendment to the applicable defined terms hereunder, including, without limitation, Tenant’s Rentable Floor Area and Annual Base Rent, but failure of the parties to execute such an amendment shall have no effect on the effectiveness of the expansion of the Premises to include the Second Expansion Premises, and the economic terms associated therewith, as set forth above.

(d) Promptly after receiving Tenant’s notice electing to exercise its right to expand the Premises to include the Second Expansion Premises, but not in any event sooner than December 1, 2012, Landlord shall provide Tenant with written notice of Landlord’s Rent Estimate for the Second Expansion Premises, taking into account the factors, and describing any components thereof, as contemplated in Section 2.8. If Tenant shall dispute Landlord’s Rent Estimate for the Second Expansion Premises, and the parties do not agree on the Fair Market Rental Value within thirty days after delivery of such notice, then either party may initiate the arbitration procedure set forth in Section 2.8 by giving notice to the other within an additional thirty (30) days after the end of such thirty (30) day period. If either party shall fail to timely submit such dispute for arbitration, within such additional thirty (30) day period, Landlord’s Rent Estimate for the Second Expansion Premises shall be binding on the parties.

(e) Notwithstanding any contrary provision of this Article 2.6 or any other provision of this Lease, Tenant’s right to expand the Premises to include the Second Expansion Premises is conditioned upon (which condition may be waived by Landlord in its sole discretion) the absence, on the date Tenant gives Landlord its Second Expansion Notice, and on the date that would otherwise be the Second Expansion Premises Commencement Date, of any default under this Lease by Tenant after any applicable notice and opportunity to cure.

2.7 Right of First Offer.

(a) Subject to the terms and conditions of this Section 2.7, before Landlord leases any Available Space (as defined below) other than to Tenant, Landlord will first offer such Available Space to Tenant for lease, by written notice to Tenant (“Landlord’s Offer Notice”). As used in this Section 2.7, “Available Space” shall mean and refer to office space in the Building, located within the same elevator bank as the Premises (i.e., floors 8-22), which has already been initially leased and occupied by an occupant other than Tenant, and which will become available for lease after the then existing tenant thereof has had its lease expire, without exercising any right to extend or renew such lease that it may have been granted pursuant to its lease, or such lease has otherwise been terminated. Notwithstanding the foregoing, “Available Space” shall also include any office space in the same elevator bank as the Premises, as described above, that has not been initially leased as of December 1, 2005. Landlord’s Offer Notice shall specify the location and rentable area of the Available Space, the Annual Base Rent for the Available Space, the Term, Base Amounts for Operating Expenses and Taxes, tenant improvement allowances (if any), and all other material terms and conditions which will apply to the Available Space. The net effective rental rate set forth in Landlord’s Offer Notice, taking into account the rate of Annual Base Rent and Inducements, if any, shall be hereinafter referred to as “Landlord’s Offered Rental Terms.” Tenant will notify Landlord, within ten (10) days of Landlord’s Offer Notice, that (i) Tenant elects to lease the Available Space on the terms set forth in Landlord’s Offer Notice, including, without limitation, Landlord’s Offered Rental Terms, or (ii) Tenant rejects Landlord’s offer. If Tenant elects to lease the Available Space, Landlord and Tenant agree to enter into an amendment to this Lease memorializing the addition of the Available Space to this Lease, but failure of the parties to execute such an amendment shall have no effect on the effectiveness of the expansion of the Premises to include the Available Space, and the economic terms associated therewith, as set forth above.

(b) If Tenant rejects Landlord’s offer, or fails to notify Landlord within said ten (10) day period that Tenant intends to lease such Available Space, Landlord shall be entitled to lease the Available Space to any third party on materially the same terms as contained in Landlord’s Offer Notice, or on terms not materially more generous to a prospective other tenant, which shall be deemed to permit Landlord to lease the Available Space for a net effective rental rate equal to not less than ninety-five percent (95%) of Landlord’s Offered Rental Terms, without Tenant having any further rights under this Section 2.7. Prior to leasing the Available Space on terms that are materially different and more favorable to a prospective other tenant as described above, which in the case of Landlord’s Offered Rental Terms would require that the net effective rental rate Landlord is willing to accept is less than ninety five percent (95%) of that set forth previously in Landlord’s Offered Rental Terms, Landlord shall re-offer the Available Space to Tenant, and Tenant shall again have the right to lease such Available Space pursuant to this Section 2.7, provided that the ten (10) day period referred to above in this Section 2.7 shall be shortened to six (6) days in the case of any re-offering of such Available Space to Tenant pursuant to this Section 2.7(b).

(c) Notwithstanding anything to the contrary set forth in clause (a) above, which permits Landlord to set the term for the Available Space that may be leased by Tenant pursuant to this Section 2.7, the proposed term for Available Space shall be coterminous with the remaining Term of this Lease with respect to the first (i) full floor, or (ii) if the Available Space first leased by Tenant hereunder shall be comprised of less than a full floor, then the first twenty-five thousand (25,000) rentable square feet, in the aggregate, that Tenant elects to lease pursuant to this Section 2.7, so long as the term of Tenant’s lease with respect to such Available Space would equal or exceed eighteen (18) months from the commencement thereof (failing which the space in question shall not qualify as Available Space). In the event the foregoing conditions are fulfilled, Landlord’s Offer Notice with respect to such Available Space shall so specify the term as being for the remaining initial Term of this Lease, and Landlord’s Offered Rental Terms shall represent Landlord’s Rent Estimate. Fair Market Rental Value of such Available Space for such term shall be calculated in the same manner as the Fair Market Rental Value is calculated for the Second Expansion Premises. Tenant will notify Landlord, within ten (10) days of Landlord’s Offer Notice, that (i) Tenant elects to lease the Available Space on the terms set forth in Landlord’s Offer Notice, or (ii) Tenant elects to lease the Available Space, but that Tenant disputes Landlord’s determination of Fair Market Rental Value set forth in Landlord’s Offer Notice; or (iii) Tenant rejects Landlord’s offer. If Tenant elects to lease the Available Space, but disputes Landlord’s determination of Landlord’s Fair Market Rental Value for the Available Space, and the parties do not agree on the Fair Market Rental Value within thirty days after delivery of such notice from Tenant, then either party may initiate the arbitration procedure set forth in Section 2.8 by giving notice to the other within an additional thirty (30) days after the end of such thirty (30) day period. If either party shall fail to timely submit such dispute for arbitration, within such additional thirty (30) day period, Landlord’s Rent Estimate shall be binding on the parties. If Tenant has accepted Landlord’s terms for the Available Space, or upon determination of the Fair Market Rental Value through arbitration, Landlord and Tenant shall execute an amendment to this Lease incorporating the Available Space into the Premises upon the terms contained in Landlord’s Offer Notice, and otherwise on substantially the same terms and conditions as contained in this Lease, within ten (10) days, but failure of the parties to execute such an amendment shall have no effect on the effectiveness of the expansion of the Premises to include the Available Space and the economic terms associated therewith, as set forth above. If Tenant rejects Landlord’s offer, or fails to notify Landlord within said ten (10) day period that Tenant intends to lease such Available Space, Landlord shall be entitled to lease such Available Space to any third party on such terms and conditions and for such rent as Landlord determines in its sole discretion.

(d) Notwithstanding any contrary provision of this Section 2.7 or any other provision of this Lease, Tenant’s right to expand the Premises to include any Available Space is conditioned upon (which condition may be waived by Landlord in its sole discretion) the absence, on the date Tenant notifies Landlord that it elects to lease Available Space and on the date that would otherwise be the date upon which the Available Space is incorporated into the Premises of any default under this Lease by Tenant after any applicable notice and opportunity to cure.

2.8 Fair Market Rental Value; Arbitration Procedure.

(a) The “Fair Market Rental Value” of the Premises, or any portion thereof, shall be the net effective economic value expressed by the (i) Annual Base Rent payable during the period in question and (ii) any free rent or “build-out” period, tenant improvement allowance or other economic “concessions” offered in order to secure the aforesaid rate of Annual Base Rent (the “Inducements”) that a willing tenant would pay and a willing landlord would accept, taking into consideration such terms as are then being offered in the market to comparable tenants, to lease the space in question under the terms and conditions of this Lease, assuming such space is in the condition existing at the commencement of the period in question (and that the same are kept in the condition that they are required to be maintained hereunder). In making such determination, all relevant factors may be considered, including, without limitation, the rentable area of the portion of the Building that is the subject of the Fair Market Rental Value determination. Fair Market Rental Value may include annual or periodic adjustments in the Annual Base Rent rate if consistent with then prevailing market conditions.

(b) Within ten days after such notice is given triggering the arbitration of the Fair Market Rental Value, each party shall give notice to the other designating a proposed arbitrator. If either Landlord or Tenant shall fail timely to appoint an arbitrator, the other may apply to the Boston Office of the American Arbitration Association (“AAA”) for appointment of such an arbitrator five business days after notice of such failure to the delinquent party if such arbitrator has not then been appointed. The two arbitrators shall, within five business days after appointment of the second arbitrator, appoint a third arbitrator who shall be similarly qualified. If the two arbitrators are unable to agree timely on the selection of the third arbitrator, then either arbitrator on behalf of both may request such appointment from the Boston office of the AAA. Any arbitrator hereunder shall be a licensed real estate broker having at least ten years experience in the leasing of 1,000,000 or more square feet of floor area of first-class high-rise office buildings in the financial district of downtown Boston. The arbitration shall be conducted in accordance with the commercial arbitration rules of the AAA insofar as such rules are not inconsistent with the provisions of this Lease (in which case the provisions of this Lease shall govern). The arbitrators shall be charged to issue, by a majority decision, a written decision in accordance with the standards for Fair Market Rental Value as provided in this Section, within thirty (30) days after the appointment of the third arbitrator. The cost of the arbitration (exclusive of each party’s witness and attorneys fees, which shall be paid by such party) shall be borne equally by the parties. If the AAA shall cease to provide arbitration for commercial disputes in Boston, the second or third arbitrator, as the case may be, shall be appointed by any successor organization providing substantially the same services, and in the absence of such an organization, by a court of competent jurisdiction under the arbitration act of The Commonwealth of Massachusetts.

(c) For any period during which, whether at the commencement of an Extension Term or following the incorporation of additional space into the Premises, the Annual Base Rent is in dispute and being resolved under this Section 2.8, Tenant shall make payment on account of Annual Base Rent at the rate of Annual Base Rent plus escalations last in effect under this Lease, in the case of an Extension Term, or the applicable Landlord’s Rent Estimate, in the case of additional space added to the Premises, and the parties shall adjust for any overpayments or underpayments upon the issuance of the arbitrator’s decision.

(d) Nothing in this Section 2.8 shall be construed as requiring that any leasehold improvements allowance that comprises an Inducement to which Tenant may be entitled pursuant to this Section 2.8 need be spent on alterations or additions to the Premises and, if Tenant so requests, such Inducement shall be advanced to Tenant, following the date upon which rent commences with respect to such portion of the Premises, for such purposes as Tenant may see fit.

2.9 20th Floor Expansion Option. Subject to the terms and conditions of this Section 2.9, Tenant shall have a one-time right to lease the remainder of the rentable area of the twentieth (20th) floor of the Building (the “20th Floor Expansion Space”), prior to Landlord’s initial leasing of the same to any third party, on the same terms and conditions of this Lease (including, without limitation, at the same rental rate applicable to the remainder of the Premises), as more particularly set forth herein. If Tenant gives Landlord notice (“20th Floor Expansion Notice”) on or before July 31, 2004, that Tenant wishes to lease the 20th Floor Expansion Space, Landlord and Tenant agree to enter into an amendment to this Lease memorializing the addition of the 20th Floor Expansion Space to the Premises, but failure of the parties to execute such an amendment shall have no effect on the effectiveness of the expansion of the Premises to include the 20th Floor Expansion Space. If Tenant fails to give Landlord 20th Floor Expansion Notice on or before July 31, 2004, Landlord shall be entitled to lease the 20th Floor Expansion Space without Tenant having any further rights under this Section 2.9.

2.10 Contraction Option.

(a) Subject to the terms and conditions of this Section 2.10, Tenant shall have two (2) options to eliminate from the Premises then leased by Tenant either (i) if the highest floor of the Premises is a full floor, such highest full floor, or (ii) if the highest floor of the Premises is not then a full floor, then either (x) such highest partial floor, or (y) the highest full floor (as applicable, the “First Contraction Option” and the “Second Contraction Option,” and collectively, the “Contraction Options”), effective as of December 1, 2010 with respect to the First Contraction Option, and as of December 1, 2015 with respect to the Second Contraction Option (as applicable, the “Contraction Option Effective Date”). The Contraction Options shall be subject to and conditioned upon Tenant giving written notice to Landlord of such election prior to November 1, 2009 with respect to the First Contraction Option, and prior to September 1, 2014 with respect to the Second Contraction Option, and paying the applicable Contraction Fee (as defined below) to Landlord, half of which shall be due simultaneously with (and as a condition to the proper giving of) the notice exercising the applicable Contraction Option, and the remainder of which shall be due on or before the applicable Contraction Option Effective Date. Notwithstanding anything to the contrary herein provided, Tenant shall have waived its right to exercise the First Contraction Option under this Section 2.10 if Tenant elects to lease the First Expansion Premises under Section 2.5.

(b) The “Contraction Fee” shall equal the aggregate of the unamortized amount of the Initial Tenant Work Allowance and out-of-pocket costs actually incurred by Landlord for brokerage commissions, and Landlord’s reasonable attorneys’ fees and expenses, as of the applicable Contraction Option Effective Date, allocated on a per square foot basis to the floor to which the applicable Contraction Option relates, as amortized over the initial Term of this Lease, at an interest rate on the unamortized balance from time to time of ten percent (10%). However, notwithstanding the foregoing, if the floor to which the applicable Contraction Option relates is space incorporated into the Premises pursuant to Section 2.5, 2.6 or 2.7, or otherwise by amendment to this Lease, then the calculation of the Contraction Fee as aforesaid shall be made taking into account the unamortized allowance, free rent period and other Inducements used in establishing the Annual Base Rent for such space, out-of-pocket costs actually incurred by Landlord for brokerage commissions (if any), and Landlord’s reasonable attorneys’ fees and expenses, as of the applicable Contraction Option Effective Date, allocated on a per square foot basis, as amortized over the term for that floor (excluding any Extension Option) at an interest rate on the unamortized balance from time to time of ten percent (10%). For purposes of determining the amount of Tenant’s first installment payment of the Contraction Fee that would be due upon the exercise of one of the Contraction Options, the aggregate unamortized amount of costs per square foot, upon which calculation of the Contraction Fee is based, shall be estimated to be Ninety Dollars ($90.00) per square foot for any portion of the Premises initially leased to Tenant under this Lease. Within thirty (30) days after receiving Tenant’s notice exercising the Contraction Option pursuant to paragraph (a) above, or such earlier date (but not sooner than July 31, 2004) that Tenant requests that Landlord furnish Tenant the exact calculation), Landlord shall deliver to Tenant a written statement of the actual amount of the

Contraction Fee per square foot for the applicable portion of the Premises determined in accordance with this paragraph (b), and the second installment payment of the Contraction Fee that would be due upon the effectiveness of the Contraction Option shall equal the total Contraction Fee, less the amount of Tenant’s initial payment in respect of the Contraction Fee. In addition to the Contraction Fee, as a condition to the effective exercise of the Contraction Option, Tenant shall reimburse Landlord for the reasonable out-of-pocket costs actually incurred by Landlord to remove any internal interconnecting stairway or stairways on such floor and restoring the slab(s) to substantially the condition prior to the installation of such stairways, within forty-five (45) days after written notice from Landlord containing reasonable substantiation of such costs.

(c) If Tenant shall effectively exercise the Contraction Option as set forth in this Section 2.10, Tenant shall surrender to Landlord the applicable full floor of the Premises as of the Contraction Option Effective Date in the condition required under this Lease for the surrender of the Premises. Tenant’s failure to timely surrender such floor to Landlord upon the applicable Contraction Option Effective Date shall subject Tenant to the holdover provisions of Section 5.11 with respect to such floor, provided that if Tenant should take any action that delays, frustrates, or contests Landlord’s obtaining possession of such floor on the date Tenant is required to surrender the same hereunder (including without limitation requesting discovery or filing an answer in a summary process proceeding), then, in Landlord’s sole discretion, such holding over shall constitute a default of Tenant with respect to this Lease under Article VIII, without need for further notice from Landlord. Any failure to timely make payment of the second half of the Contraction Fee shall constitute a default under this Lease. Promptly after the applicable Contraction Option Effective Date, Landlord and Tenant agree to enter into an amendment to this Lease memorializing such contraction and the amendment to the applicable defined terms hereunder, including, without limitation, Tenant’s Rentable Floor Area, Annual Base Rent, but failure of the parties to execute such an amendment shall have no effect on the effectiveness of the expansion of the Contraction Option, and the economic terms associated therewith, as set forth above.

(d) Notwithstanding any contrary provision of this Section 2.10, Tenant’s Contraction Option is conditioned upon (which condition may be waived by Landlord in its sole discretion) the absence, on the date Tenant gives notice exercising the Contraction Option and on the date that would otherwise be the applicable Contraction Option Effective Date, of any default under this Lease by Tenant after any applicable notice and opportunity to cure.

ARTICLE III

Rent

3.1 Annual Base Rent. Commencing on the Rent Commencement Date (subject to the application of any rent credit to which Tenant may be entitled under Section 3.4) and continuing through the Term of this Lease, Tenant shall pay to Landlord the Annual Base Rent set forth in Section 1.1 and all additional rent due hereunder, in accordance with this Article III.

3.2 Additional Rent. The term “additional rent” shall mean all charges and amounts due from Tenant to Landlord under the Lease, other than Annual Base Rent. The term “rent” shall mean Annual Base Rent and additional rent.

3.2.1 Additional Rent - Operating Expenses. During the Term, commencing on January 1, 2007, Tenant shall pay to Landlord, as additional rent on account of Operating Expenses, the product equal to (a) Tenant’s Rentable Floor Area multiplied by (b) the increase, if any, in Operating Expenses per square foot of Building Rentable Floor Area for each calendar year (or ratable portion thereof) included in the Term over the Base Amount for Operating Expenses set forth in Section 1.1 (or comparable ratable portion thereof for a partial year included in the Term). Operating Expenses are described in Exhibit E.3. Operating Expenses per square foot of Building Rentable Floor Area shall be calculated for each calendar year in the Term as the total Operating Expenses for such period divided by the Building Rentable Floor Area. Such additional rent on account of Operating Expenses shall be paid in advance in monthly installments on the first day of each calendar month in amounts reasonably estimated from time to time by Landlord.

If at any time during the Term, Landlord provides certain services with respect to portions but not all of the Building that include the Premises or incurs other Operating Expenses allocable to portions of the Building that include the Premises alone, then such Operating Expenses shall be charged entirely to those tenants, including Tenant, of such portions of the Building, ratably based on the respective Rentable Floor Areas of the spaces in question and notwithstanding the provisions hereof that allocate Operating Expenses based on Building Rentable Floor Area. If, during any period for which Operating Expenses are being computed, including the year for which the Base Amount for Operating Expenses is computed, less than the entire Building Rentable Floor Area (or the allocable portion of the Building to which services are provided) is occupied by tenants, Operating Expenses shall be reasonably estimated and extrapolated by Landlord to determine the Operating Expenses that would have been incurred if the Building were fully occupied for such year, such services were being supplied to all tenants, and such estimated and extrapolated amount shall be deemed to be Operating Expenses for such period. As part of such estimation and extrapolation with respect only to the year for which the Base Amount for Operating Expenses is computed the management, administrative, and building services fee shall be deemed to be two and one-eighth percent (2 1/8%) of the gross rents. In each year, for purposes of calculating the management, administration and building services fee, it shall be calculated as if the Building were fully leased for such year (whether or not this is so) and all tenants were actually paying (i) full rent (and if any leases do not have rent payable due to free rent periods, then the rent thereunder will be restated for this purpose to spread the same out over the entire lease term, as determined by Landlord) and (ii) charges otherwise payable for any service, repair or maintenance provided by vendors or contractors but provided, in fact, free of charge as a benefit associated with the initial work or installation (e.g. first year’s free elevator maintenance if part of the contract for installation of the elevators), unless such work is the correction of defects pursuant to warranties, during such year.

3.2.2 Additional Rent – Taxes. During the Term, commencing on July 1, 2007, Tenant shall pay to Landlord, as additional rent on account of Taxes, the product equal to (a) Tenant’s Rentable Floor Area multiplied by (b) the increase, if any, in Taxes per square foot of Building

Rentable Floor Area for each calendar year (or ratable portion thereof) included in the Term over the Base Amount for Taxes set forth in Section 1.1 (or comparable ratable portion thereof for a partial year included in the Term). Taxes are described in Exhibit E.2. Such additional rent on account of Taxes shall be paid in advance in monthly installments on the first day of each calendar month in amounts reasonably estimated from time to time by Landlord (with any further payment by Tenant or refund to Tenant, as the case may be, to be made within forty-five (45) days following delivery of Landlord’s statement showing a revised estimate or the year-end determination of Taxes for the calendar year in question).

3.2.3 Additional Rent – Early Occupancy Period. If Tenant shall occupy the Premises for the conduct of its business prior to the Rent Commencement Date, then commencing on the Commencement Date, and for the remainder of the Early Occupancy Period, Tenant shall pay to Landlord, as additional rent, the actual reasonable marginal cost of providing cleaning services to the Premises.

3.2.4 Additional Rent - Other. Tenant shall pay all other charges and amounts due hereunder as additional rent within forty-five (45) days following delivery of Landlord’s invoice therefor (or within such other time as may be expressly provided for a particular charge or amount). Landlord shall use reasonable efforts to deliver Landlord’s year-end statement of Operating Expenses and Taxes to Tenant within one hundred twenty (120) days after the end of each calendar year of the Term. If estimated payments theretofore made for such year by Tenant exceed Tenant’s required payment on account of Operating Expenses or Taxes according to such statement, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant with respect to Operating Expenses or Taxes (or promptly refund such overpayment if the Term of this Lease has ended and Tenant has no further obligation to Landlord); but if the required payments on account thereof for such year are greater than the estimated payments (if any) theretofore made on account thereof for such year, Tenant shall make payment to Landlord within forty-five (45) days after being so advised by Landlord. This Article shall survive the expiration or earlier termination of this Lease.

3.2.5 Review of Year-End Statement. Upon request by Tenant made within twenty-four (24) months after delivery to Tenant of Landlord’s year-end statement concerning Operating Expenses, and no more than once annually, Landlord shall make available for Tenant’s review all pertinent records and documents used in preparing such statement. Any such review shall be conducted by a certified public accountant. Prior to such review Tenant (and its accountant) shall enter into a confidentiality agreement in a form reasonably supplied by Landlord, and reasonably acceptable to Tenant, restricting the use of such information solely to the determination of Tenant’s share of Operating Expenses hereunder and certifying that Tenant has not engaged such accountant or any other person or firm on a contingency fee basis in connection with such review. Such review shall take place during business hours in the offices of Landlord or its building manager (or in another location specified by Landlord in the United States) and shall be completed within one week after the date that such materials are first made available. Review shall be limited to the records evidencing the Operating Expenses allocable to the Premises that were used by Landlord in preparing such year-end statement. Copies of any documents requested by Tenant shall be made by Landlord at Tenant’s reasonable expense. If Tenant has not furnished Landlord with a completed audit report within three (3) months after the date such access is first made available to Tenant specifically identifying the particular items from Landlord’s year-end statement that are in dispute, then Tenant shall be deemed to have accepted the year-end statement with respect to all items that have not been so disputed. During the pendency of any such review or any dispute, Tenant shall make payments of additional rent for Operating Expenses based on Landlord’s calculations, and Tenant shall have no right to abate rent or offset any amounts against any payments otherwise due under this Lease. All costs of such review shall be borne by Tenant; provided, however, that if as a consequence of such examination and audit, it is ultimately established that the actual Operating Expenses for the year in question are less than the amount set forth as the annual Operating Expenses on the annual statement delivered to Tenant by at least three percent (3%), then Landlord shall pay the reasonable costs of such review as well as interest at the Default Rate on such overpayment determined based on each period from the date that 1/12th of such overpayment was first deemed paid for the calendar year for which such total overpayment was made until the date that Landlord refunds such overpayment. Any disputes under this Section 3.2 regarding the proper inclusion or exclusion of items of Operating Expenses may be submitted for resolution by either party pursuant to the special expedited dispute resolution procedure set forth in Exhibit J.

3.3 Method of Payment. Tenant shall pay the Annual Base Rent and estimated payments of Operating Expenses and Taxes to Landlord in advance in equal monthly installments by the first of each calendar month during the Term. Tenant shall make a ratable payment of Annual Base Rent and additional rent for any period of less than a month at the beginning or end of the Term. All payments of Annual Base Rent, additional rent and other sums due shall be paid in current U.S. exchange by check drawn on a clearinghouse bank at the Original Address of Landlord or such other place as Landlord may from time to time direct, without demand, set-off, or other deduction, except as otherwise expressly provided in this Lease.

3.4 Annual Base Rent Credit. In the event that Tenant is actually delayed in completing the Initial Tenant Work and occupying the Premises solely as a result of a Landlord Delay as provided in Section 4.1 and/or Section C.10 of Exhibit C, then Tenant shall be entitled to a per diem credit against Annual Base Rent equal to two days of Annual Base Rent for each day that Tenant is so delayed. The foregoing credit against Annual Base Rent shall constitute Tenant’s sole remedy in connection with any such Landlord Delay.

ARTICLE IV

Landlord’s Covenants

4.1 Landlord’s Work. Except for Landlord’s Remaining Base Building Work, Landlord has constructed the following elements of the Building, which are referred to as “Landlord’s Work”, in a good and workmanlike manner and in accordance with all laws, rules and regulations: foundations, floor slabs, roofs, exterior walls and windows, core walls, columns, core bathrooms, elevators and all central mechanical, heating, ventilation, air-conditioning, plumbing, telecommunications, security and electrical systems serving the Building generally, any other mechanical and electrical systems located within core walls, main lobbies and entrances areas, as more particularly set forth in the Base Building Specifications on Exhibit A-1. Except for Landlord’s Remaining Base Building Work, Tenant shall be deemed to have accepted all elements of Landlord’s Work in “as is” condition on the date of this Lease, provided that the foregoing shall in no manner derogate from Landlord’s express responsibilities under this Lease with respect to repairs and maintenance. Landlord covenants that, on the Commencement Date, all such systems, and all common areas and facilities, and the core bathrooms located within the Premises, and the Parking Garage, shall be fully functional. In addition, Landlord shall perform the remaining incomplete components of Landlord’s Work set forth on Exhibit A-2 (“Landlord’s Remaining Base Building Work”) in a good and workmanlike manner and in accordance with all laws, rules and regulations and use commercially reasonable efforts to complete the same on or before July 1, 2004. In the event that Landlord has not substantially completed Landlord’s Remaining Base Building Work on or before November 1, 2004, except for excusable delay (as provided in Section 10.4), or any delay caused by Tenant, or its agents, contractors or employees, and such failure of Landlord has the effect of actually delaying Tenant’s ability to complete the Initial Tenant Work and commence occupancy of the Premises, then the delay in such completion and occupancy that otherwise would not have occurred shall be deemed a “Landlord Delay”. Any disputes as to whether Landlord has completed Landlord’s Remaining Base Building Work may be submitted for resolution by either party pursuant to the special expedited dispute resolution procedure set forth in Exhibit J.

Promptly after receipt thereof, but in any event no later than the Commencement Date, Landlord shall provide a copy of the certificate of occupancy for Landlord’s Work, which shall permit the use of the Building for office purposes. The foregoing obligation to deliver a certificate of occupancy shall not obligate Landlord to provide a certificate of occupancy in connection with the Initial Tenant Work.

In addition, if Tenant shall fail to lease the 20th Floor Expansion Space pursuant to Section 2.9 hereof, Landlord shall, at Landlord’s sole cost and expense, perform the work necessary to demise the portion of the Premises on the twentieth floor from the remainder of such floor in the location shown on Exhibit B. Landlord shall perform such demising work in a good and workmanlike manner and in accordance with all laws, rules and regulations and use commercially reasonable efforts to complete the same on or before November 1, 2004.

Landlord shall enforce all warranties obtained for Landlord’s Work for the benefit of Tenant.

4.2 Building Services. Landlord shall furnish the Building Services described on Exhibit E.1 in a manner comparable to other first class office buildings in Boston. Tenant may obtain an enhanced scope of such services described on Exhibit E.1, or obtain such services during additional hours than otherwise provided by Landlord, upon reasonable advance request from time to time if the same are obtainable by Landlord, and in such case, Tenant shall pay for the same at reasonable rates, not in excess of Landlord’s actual cost therefor, from time to time established by Landlord, as additional rent, within forty-five (45) days after receipt of Landlord’s invoice therefor. Landlord’s obligations under this Section shall be subject to the other provisions of this Lease, reasonable wear and tear and damage caused by or resulting from the acts or omissions of Tenant or persons acting under Tenant, fire, casualty or eminent domain takings.

4.3 Interruptions.

(a) Except as set forth in paragraph (b) below, Landlord shall not be liable to Tenant for reduction of rent or otherwise because of inconvenience or annoyance or for loss of business arising from Landlord or its agents, employees or independent contractors entering the Premises for any of the purposes authorized in this Lease or performing any construction activities in or about the Property, including completion of Landlord’s Remaining Base Building Work, but the foregoing shall not relieve Landlord from liability for damages caused by the negligence or willful misconduct of Landlord, its employees, agents or contractors. Landlord shall observe its obligations under Section 5.6 with respect to any entry upon the Premises in accordance herewith. Except as set forth in paragraph (b) below, in case Landlord is prevented or delayed from performing any covenant or duty to be performed on Landlord’s part by reason of excusable delay (as defined in Section 10.4), Landlord shall not be liable to Tenant therefor. Landlord reserves the right to stop any service or utility system when reasonably necessary; provided, however, that in each instance of stoppage, Landlord shall give Tenant such notice as is practicable under the circumstances.

(b) Notwithstanding anything contained in this Lease to the contrary, if (i) an interruption or curtailment, suspension or stoppage of a service that Landlord is obligated to provide to Tenant under this Lease that is necessary for Tenant’s use and occupancy of or access to the Premises, or any portion thereof, for the Permitted Use (an “Essential Service”) shall occur, except any of the same due to any act or neglect of Tenant or Tenant’s agents, employees, contractors or invitees or any person claiming by, through or under Tenant (any such interruption of an Essential Service being hereinafter referred to as a “Service Interruption”), and (ii) such Service Interruption occurs or continues as a result of conditions that affect exclusively the Property as distinguished from conditions that affect an area that extends beyond the Property (such as a multi-block area along Arch or Washington Streets, the financial district of Boston, etc.), and (iii) such Service Interruption continues for more than three (3) consecutive business days after Landlord shall have received notice thereof from Tenant, and (iv) as a result of such Service Interruption, the conduct of Tenant’s normal operations in the Premises are materially and adversely affected, then there shall be an abatement of one day’s rent for each day during which such Service Interruption continues after such three (3) business day period; provided, however, that if any part of the Premises is reasonably useable for Tenant’s normal business operations, or if Tenant conducts all or any part of its operations in any portion of the Premises notwithstanding such Service Interruption, then the amount of each daily abatement of rent shall only be proportionate to the nature and extent of the interruption of Tenant’s normal operations or ability to use the Premises. If Tenant would otherwise be entitled to an abatement hereunder but for the fact that the Service Interruption occurs or continues as a result of conditions that affect an area that extends beyond the Property, and Landlord receives compensation from insurance or a third party on account of such Service Interruption, then Landlord shall pay to Tenant an equitable portion of such compensation in relation to the nature and extent of the interruption of Tenant’s normal operations or ability to use the Premises on account of such Service Interruption. The rights granted to Tenant under this paragraph (b) shall be Tenant’s sole and exclusive remedy resulting from a failure of Landlord to provide services unless such failure is the consequence of the negligence or misconduct of Landlord or Landlord’s agents, employees or contractors, and Landlord shall not otherwise be liable for any loss or damage suffered or sustained by Tenant resulting from any failure or cessation of services. Although Landlord is not exculpated from potential liability for failure or cessation of services to the extent the same is the consequence of the negligence or misconduct of Landlord or Landlord’s agents, employees or contractors, in no event shall Tenant have any right of set-off or deduction from rent payable under this Lease, under this Section 4.3 or otherwise, in connection therewith. In any event, Landlord agrees to use commercially reasonable efforts to restore such Essential Service and cure such Service Interruption, including, without limitation, use of overtime labor.

4.4 Quiet Enjoyment. Provided that Tenant shall not be in default under this Lease after the giving of any required notice and the expiration of any applicable cure period, Tenant may peaceably and quietly enjoy the Premises during the Term free from any claim by Landlord or persons claiming under Landlord, including, without limitation, any party claiming under that certain Amended and Restated Air Rights and Reciprocal Easement Agreement dated January 22, 2001 recorded in Book 25794, Page 157 of the Suffolk County Registry of Deeds, as the same may be extended, amended, or replaced from time to time (the “REA”), subject always to the terms of this Lease, provisions of law, and matters of record to which this Lease is or may become subordinate. Except as otherwise expressly provided herein, this covenant of quiet enjoyment is in lieu of any other covenant of quiet enjoyment, express or implied.

4.5 Indemnity. Except to the extent Tenant is required to indemnify Landlord pursuant to Section 5.5 below, Landlord will indemnify, save harmless and defend Tenant from and against all liability, claim, damage, cost or loss (including reasonable fees of legal counsel of the indemnitees’ choice against whom Landlord makes no reasonable objection) arising from or based upon any injury to person, or loss of or damage to property, sustained or occurring in or about the Property, arising out of or based upon the negligence or willful misconduct of Landlord, its agents, employees or contractors including, without limitation, in connection with the performance by Landlord, its agents, employees or contractors of any work in or about the Property. The covenants of this Section shall survive the expiration or earlier termination of the Term.

4.6 Hazardous Materials. Landlord represents that, except as otherwise set forth in that certain Release Abatement Measure (RAM) Completion Report and Class A-2 Response Action Outcome Statement, dated November 15, 2002, a copy of which has been provided to Tenant, Landlord has no knowledge of any hazardous materials existing in, on, under or about the Property.

4.7 Compliance with Law. Landlord covenants and agrees that, if any failure of the Building or any systems therein (except for any Tenant Work) to comply with applicable laws, codes or ordinances (except for any non-compliance caused by or arising as a result of any act or omission of Tenant or its agents, employees or contractors) materially adversely affects Tenant’s use or occupancy of the Premises, the performance of any Tenant Work, or Tenant’s rights under this Lease, Landlord shall promptly after written notice from Tenant, cure such non-compliance to the extent it so affects Tenant’s use of the Premises, the performance of any Tenant Work, or Tenant’s rights under this Lease.

ARTICLE V

Tenant’s Covenants

Tenant agrees during the Term and such further time as Tenant (or any person acting under it) occupies any part of the Premises that Tenant shall perform the following covenants, all at Tenant’s cost.

5.1 Tenant Work.

5.1.1 General. “Tenant Work” shall mean all work, including demolition, improvements, additions and alterations, in or to the Premises other than any Landlord Work, including, without limitation, the Initial Tenant Work, as more fully provided in Exhibit C. Without limitation, Tenant Work includes any penetrations in the walls, partitions, ceilings or floors and all attached carpeting, all signs visible from the exterior of the Premises, and any change in the exterior appearance of the windows in the Premises (including shades, curtains and the like). All Tenant Work shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed, and shall be arranged and paid for by Tenant (except for amounts paid for by the use of any agreed upon work allowance, such as the Initial Tenant Work Allowance) all as provided herein; provided that any interior, non-structural Tenant Work (including any series of related Tenant Work projects) that (a) costs less than the Tenant Work Threshold Amount, (b) does not affect any fire-safety, telecommunications, electrical, mechanical, or plumbing systems of the Building (“Core Building Systems”), and (c) does not effect any penetrations in or otherwise affect any walls, floors, roofs, or other structural elements of the Building or any signs visible from the exterior of the Premises or any change in the exterior appearance of the windows in the Premises (including shades, curtains and the like) shall not require Landlord’s prior approval if Tenant delivers the Construction Documents for such work to Landlord at least five (5) business days’ prior to commencing such work. Notwithstanding anything to the contrary contained herein, Tenant Work which consists solely of decorative or cosmetic work (“Decorative Work”) shall not be subject to Landlord’s prior approval provided that Tenant delivers a reasonable description of such work to Landlord at least five (5) business days’ prior to commencing such work. Whether or not Landlord’s approval is required, Tenant shall not perform any Tenant Work (other than as contemplated by paragraph C.4 of Exhibit C) that in Landlord’s reasonable judgment (i) adversely affects any structural component of the Building, (ii) would be incompatible with the Core Building Systems, or (iii) materially adversely affects the exterior or the exterior appearance of the Building or common areas within or around the Building or other property than the Premises. Any disputes regarding whether Landlord’s consent to proposed Tenant Work has been withheld or conditioned reasonably, or whether or not such work requires Landlord’s consent, may be submitted for resolution by either party pursuant to the special expedited dispute resolution procedure set forth in Exhibit J.

5.1.2 Construction Documents. No Tenant Work, other than Decorative Work, shall be effected except in accordance with complete, coordinated construction drawings and specifications (“Construction Documents”). Before commencing any Tenant Work requiring Landlord’s approval under Section 5.1.1, Tenant shall obtain Landlord’s prior written approval of the Construction Documents for such work, which approval shall not be unreasonably withheld, conditioned, or delayed. Landlord shall respond to any such request for approval which explicitly specifies the ten (10) business day required response period and identifies Section 5.1.2 of this Lease, within ten (10) business days after receipt of such request complying with the requirements of this Section 5.1.2, and failure to respond with a consent (whether or not qualified) or denial of consent within the aforesaid time period shall, under this circumstance, be deemed consent by Landlord. The Construction Documents shall be prepared by an architect (“Tenant’s Architect”) experienced in the construction of tenant space improvements in comparable buildings in the area where the Premises are located, and if such Work will affect any Core Building Systems or structural components of the Building, the identity of such Architect shall be approved by Landlord in advance, such approval not to be unreasonably withheld. Tenant shall be solely responsible for the liabilities associated with and expenses of all architectural and engineering services relating to Tenant Work and for the adequacy, accuracy, and completeness of the Construction Documents even if approved by Landlord (and even if Tenant’s Architect has been otherwise engaged by Landlord in connection with the Building). The Construction Documents shall set forth in reasonable detail the requirements for construction of the Tenant Work and shall show all work necessary to complete the Tenant Work including all cutting, fitting, and patching and all connections to the mechanical, electrical, and plumbing systems and components of the Building. Submission of the Construction Documents to Landlord for approval shall be deemed a warranty that all Tenant Work described in the Construction Documents (i) complies with all applicable laws, regulations and building codes, (ii) does not adversely affect any structural component of the Building (including exterior walls, exterior windows, core walls, roofs or floor slabs), (iii) is compatible with and does not adversely affect the Core Building Systems, (iv) does not adversely affect any property other than the Premises, and (v) conforms to floor loading limits specified by Landlord in Exhibit A-1. Subject to Tenant’s rights under paragraph C.4 of Exhibit C, the Construction Documents shall comply with Landlord’s reasonable requirements for the uniform exterior appearance of the Building, including without limitation the use of Building standard window blinds and cool white light fixtures within 15 feet of each exterior window. Landlord’s approval of Construction Documents shall signify only Landlord’s consent to the Tenant Work shown and shall not result in any responsibility of Landlord concerning compliance of the Tenant Work with laws, regulations, or codes, or coordination or compatibility with any component or system of the Building, or the feasibility of constructing the Tenant Work without damage or harm to the Building, all of which shall be the sole responsibility of Tenant. Within ninety (90) days after substantial completion of any Tenant Work for which Construction Documents were required to be prepared under this Section 5.1.2, whether or not the same costs less than the Tenant Work Threshold Amount or otherwise requires Landlord’s approval, Tenant shall furnish to Landlord “as built” plans showing such Tenant Work.

5.1.3 Performance.

(a) Tenant covenants and agrees that all contractors and subcontractors at any tier performing any construction, repair, refurbishment or restoration, including, without limitation, tenant improvements, build-out, alterations, additions, improvements, renovations, repairs, remodeling, painting and installations of fixtures, mechanical, electrical, plumbing, data, security, telecommunication, low voltage or elevator equipment or systems or other equipment, or with respect to any other construction work in or on the Property shall: (i) be bound by and signatory to a collective bargaining agreement with a labor organization (A) whose jurisdiction covers the type of work to be performed on the Property, and (B) who is affiliated with the Building and Construction Trades Department of the AFL-CIO; and (ii) each such contractor or subcontractor shall observe area standards for wages and other terms and conditions of employment, including fringe benefits. The foregoing provisions of this Section 5.1.3 shall not, however, apply to (x) ordinary maintenance of or minor repairs to Tenant’s (or any subtenant’s or other occupant’s) business equipment, trade fixtures and other Tenant Property or (y) the performance of Decorative Work which would commonly be performed by building maintenance or repair crews typically employed by Class A Office Buildings in the downtown Boston market. With respect to the foregoing clauses (x) and (y), Tenant shall not exercise any of its rights in such manner as would create any work stoppage, picketing, labor disruption or dispute or a violation of any of Landlord’s union contracts affecting the Property. Further, it is understood and agreed that the foregoing provisions are in no way intended to impact Tenant’s relationship with its own employees or clients.

(b) Subject in all events to the requirements in Section 5.1.3(a), the identity of any person or entity (including any employee or agent of Tenant) performing any Tenant Work (“Tenant’s Contractor”) shall, if the cost of such work in any instance is in excess of the Tenant Work Threshold Amount or will affect any Core Building Systems or structural components of the Building or involves any work other than interior, nonstructural alterations, be approved in advance by Landlord, such approval not to be unreasonably withheld, delayed or conditioned. Landlord shall respond to any such request for approval which explicitly specifies the ten (10) business day required response period and identifies Section 5.1.3(b) of this Lease, within ten (10) business days after receipt of such request complying with the requirements of this Section 5.1.3(b), and failure to respond with a consent (whether or not qualified) or denial of consent within the aforesaid time period shall, under this circumstance, be deemed consent by Landlord. The foregoing shall not require Tenant to obtain Landlord’s approval of any Tenant’s Contractor that is a subcontractor employed by the general contractor for Tenant’s Work, provided that Tenant gives Landlord prior written notice of the identity of each subcontractor. Once any Tenant’s Contractor has been approved, then (subject to the requirements in Section 5.1.3(a)) the same Contractor may thereafter be used by Tenant for the same type of work until Landlord notifies Tenant that such Tenant’s Contractor is no longer approved. Tenant shall procure at Tenant’s expense all necessary permits and licenses before undertaking any Tenant Work. Tenant shall perform all Tenant Work at Tenant’s risk in compliance with all applicable laws and in a good and workmanlike manner employing new or “like new” materials of good quality. When any Tenant Work is in progress, Tenant shall cause to be maintained insurance as described in the Tenant Work Insurance Schedule attached as Exhibit D and such other insurance as may be reasonably required by Landlord covering any additional hazards due to such Work, in each case for the benefit of Landlord. If the Tenant Work in any instance requires Landlord’s approval hereunder, Tenant shall reimburse Landlord for its reasonable third-party out-of-pocket costs of reviewing the proposed Tenant Work and inspecting installation of the same. At all times while performing Tenant Work, Tenant shall require any Tenant’s Contractor to perform such Tenant Work in a manner that will not unreasonably interfere with either the normal operation of the Building or the other tenants of the Building, and will comply with all applicable laws, regulations, permits and Landlord’s rules and regulations relating to such work, including without limitation use of loading areas, elevators and lobbies; provided that in no event shall Tenant be required to perform the Initial Tenant Work on an overtime basis, unless such Initial Tenant Work unreasonably interferes with the ability of another tenant to use and occupy its premises. Landlord shall implement, and Tenant and Tenant’s Contractor shall observe and comply with, commercially reasonable construction management and scheduling procedures, which shall not give preferential treatment to any tenant of the Building, including Tenant. Each Tenant’s Contractor shall work on the Premises without causing labor disharmony, coordination difficulties, or delay to or impairing of any guaranties, warranties or the work of any other contractor. Each Tenant’s Contractor shall, by entry into the Building, be deemed to have agreed to indemnify and hold the Indemnitees (as defined in Section 5.5) harmless from any claim, loss or expense arising in whole or in part out of any act or neglect committed by or under such person while on or about the Premises or Building to the same extent as Tenant has so agreed in this Lease, the indemnities of Tenant and Tenant’s Contractor being joint and several.

5.1.4 Payment. Subject to disbursement of the Initial Tenant Work Allowance by Landlord with respect to the Initial Tenant Work in accordance with Exhibit C, Tenant shall pay the entire cost of all Tenant Work so that the Premises, including Tenant’s leasehold, shall always be free of liens for labor or materials. If any such lien is filed that is claimed to be attributable to Tenant or persons acting under Tenant, then Tenant shall promptly (and always within 30 days) discharge the same by filing the bond required by law or otherwise.

5.2 Utilities and Services. Except for Building Services described in Section 4.2, commencing as of the date Tenant first enters upon the Premises to commence the Initial Tenant Work, Tenant shall arrange, provide and pay directly for all utilities and services for the Premises, including those provided by Landlord. Tenant shall bear the cost of the installation of the direct metering of the Premises for electricity, to the applicable electric provider, via a 400 amp bus duct plug, electric meter and high voltage panel on each floor, and a portion of the Initial Tenant Work Allowance shall be applied to such cost and expense. Tenant shall have access to the telephone closet on each floor on which the Premises are located to connect to service provided by the local telephone company or other telecommunications providers serving the Building. It is agreed that except as may be expressly provided hereunder, Landlord shall be under no obligation whatsoever to furnish any such utilities or services to the Premises, and except as provided in Section 4.3, in no event shall Landlord be liable for (or suffer any reduction in any rent on account of) any interruption or failure in the supply of the same.

5.3 Maintenance and Repairs. Subject only to Landlord’s obligations in Section 4.2, damage by fire or other casualty, and reasonable wear, Tenant shall at all times keep the Premises clean, neat, and in good repair, order, and condition. The foregoing shall include without limitation Tenant’s obligation to maintain floor coverings, to paint and repair interior walls and doors, to replace and repair all interior glass and windows, ceiling tiles, lights and light fixtures, pipes, drains and the like exclusively serving the Premises (other than in core bathrooms), and clean the Premises to the extent such cleaning is not required to be performed by Landlord under Exhibit E. Repairs and replacements shall be substantial equivalents of original work and shall be performed in accordance with the terms, conditions and requirements of Section 5.1. All maintenance and repairs to glass and to such mechanical, electrical, and plumbing systems and components shall be performed by Landlord, and Tenant shall pay Landlord’s actual costs and expenses attributable to such work. Tenant shall also maintain and repair all non-Building standard window treatments in the Premises.

5.4 Use and Compliance with Law. Tenant shall occupy the Premises for the Permitted Uses only, and only as and to the extent permitted under present and future laws, ordinances and bylaws and all regulations thereunder (including those regulating the production, use, and disposal of hazardous materials, occupational health and safety laws, and access to persons with disabilities) and all permits, orders and other governmental approvals (“laws”) applicable from time to time to the Premises or Tenant or both, foreseen or unforeseen, and whether or not the same necessitate structural or other extraordinary changes or improvements to the Premises or interfere with Tenant’s use. Tenant shall procure all appropriate approvals, licenses and permits relating to the Premises or its occupancy (other than the certificate of occupancy for the Landlord’s Work), in each case promptly giving Landlord true and complete copies of the same and all applications therefor. Landlord shall cooperate with Tenant in obtaining such licenses and permits, provided that Tenant reimburses Landlord for all out-of-pocket costs and expenses incurred by Landlord within forty-five (45) days after demand by Landlord. Tenant shall also keep the Premises equipped with appropriate safety appliances and comply with all requirements of insurance inspection or rating bureaus. If Tenant’s particular use of the Premises results in any increase in the premium for any insurance carried by Landlord, then upon Landlord’s notice to Tenant of such increase Tenant shall pay the same to Landlord within forty-five (45) days after demand as additional rent, pro-rated among any similarly responsible tenants of the Building, as reasonably determined by Landlord. Tenant shall, in any event, in the manner provided in Section 5.5 indemnify and save Landlord harmless on account of Tenant’s failure so to comply with the obligations of this Section. It is intended that Tenant bear the sole risk of all present and future laws affecting the Premises and appurtenances (other than structural, exterior, and base building systems), and Landlord shall not be liable for (nor suffer any reduction in any rent on account of) the enforcement of laws.

5.5 Indemnity. Subject only to those rights expressly reserved to Landlord, Tenant shall assume exclusive control of the Premises and all improvements therein, and Tenant shall bear the sole risk of all related tort liabilities. Except to the extent Landlord is required to indemnify Tenant pursuant to Section 4.5 above, Tenant shall indemnify, save harmless and defend Landlord, its Managing Agent, mortgagees, lenders (meaning any person holding any debt with respect to the Building), ground lessors and parties to any reciprocal easement agreement or similar instruments (“Indemnitees”) from all liability, claim, damage, cost or loss (including reasonable fees of legal counsel of the Indemnitees’ choice against whom Tenant makes no reasonable objection) arising in whole or in part out of, or in any manner connected with (i) any injury, loss, theft or damage (except to the extent due to the negligence or willful misconduct of Landlord or its employees, agents or contractors) to any person or property while on or about the Premises, or (ii) any condition of the Premises or the possession and use thereof or any activity permitted or suffered thereon (including hazardous materials or hazardous materials activities, but excluding any condition created by the negligence or willful misconduct of Landlord, or its employees, agents or contractors), or (iii) any act or omission anywhere by Tenant or persons acting under Tenant, in each case paying the same to Landlord within forty-five (45) days after demand as additional rent. The covenants of this Section shall survive the expiration or earlier termination of the Term.

5.6 Landlord’s Entry Right. Landlord, and persons acting under Landlord, may upon two (2) business days’ prior notice (except in case of emergency), enter the Premises during business hours (or after business hours if reasonably approved by Tenant, and at any time in case of emergency) to exercise any rights reserved to Landlord, or to inspect the Premises, or to take measurements of the Premises, or to secure or protect the Premises, or to perform any obligation of Landlord hereunder, or to show the Premises to prospective purchasers, mortgagees, and other lenders, and during the last Lease Year of the Term (or any time after receipt of Tenant’s notice under Section 2.9 with respect to the portion of the Premises subject to the Contraction Option) may show the Premises, or such portion thereof, to prospective tenants. Except in case of emergency, when entering the Premises under this Section, Landlord shall use reasonable efforts to abide by reasonable security conditions, if any, of which Tenant notifies Landlord, including, without limitation, a requirement that Landlord be accompanied by a representative of Tenant during the period of such entry by Landlord, to the extent consistent with standards applicable to first-class office buildings in downtown Boston. In the event that Landlord shall enter the Premises to perform any work pursuant to this Section 5.6, and such work materially and adversely affects Tenant’s ability to use and occupy any portion of the Premises for the Permitted Use, Landlord shall perform such work on an overtime basis.

5.7 Signs. Tenant shall not install any signage in or about the Premises that is visible from the exterior of the Premises, except as provided herein and in paragraph E.1.6 of Exhibit E. Landlord reserves the right to install signage on the exterior of the Building or elsewhere on the Property as Landlord may determine and to change the name and address of the Building. Notwithstanding the foregoing, so long as Tenant shall not be in default under this Lease beyond applicable notice and cure periods, Landlord (a) shall install, at Tenant’s sole cost and expense, identification signs provided by Tenant at the elevator bank in the main lobby that serves the Premises, and at the exterior entrances to the Building (i.e., at Hawley & Arch Streets), (b) agrees not to name the Building after another tenant of the Building, and (c) will not provide to another tenant in the Building a more favorable location for signage, or more prominent signage, than provided to Tenant hereunder. The exact location, size, materials and graphics shall be subject to Landlord’s prior review and approval, which shall not be unreasonably withheld, conditioned or delayed, and the requirements of all applicable laws. At Tenant’s sole reasonable cost and expense, Landlord shall maintain such signage in good condition, consistent with the first class quality of the Building, and shall remove such signage upon the earlier to occur of (i) the expiration of Tenant’s rights under this Section 5.7, or (ii) the Expiration Date, and shall restore the location on which such signage was located to the condition existing prior to installation of such signage.

5.8 Personal Property. As used herein, “Tenant Property” shall mean all trade fixtures, furnishings, equipment and other personal property owned by Tenant or any person acting under Tenant at the Premises. Tenant shall be solely responsible for paying all personal property taxes assessed on Tenant Property. Tenant shall use reasonable efforts to have Tenant Property taxed separately from the Building. If any Tenant Property shall be taxed with the Building, Tenant shall pay Landlord the taxes for such Tenant Property within forty-five (45)

days after notice that the same are due. All Tenant Property at the Premises shall be at the sole risk of Tenant, and Landlord shall not be liable for any loss or damage to person or property resulting from any accident, theft, vandalism or other occurrence on the Premises, including damage resulting from water, wind, ice, steam, explosion, fire, smoke, chemicals, the rising of water or leaking or bursting of pipes or sprinklers, defect, structural or non-structural failure of any other cause, except to the extent such loss or damage is caused by the negligence or willful misconduct of Landlord, its employees, agents or contractors, subject to the provisions of Section 7.3.

5.9 Damage and Hazardous Materials. Tenant shall not itself, or permit or suffer persons acting under Tenant to, either with or without negligence, injure, overload, deface, damage or otherwise harm the Building or any other part of Landlord’s Work or the Property, the Premises, or any part or component thereof; commit any nuisance; permit the emission, discharge, release or other escape of any oil or petroleum products, asbestos, polychlorinated biphenyls or any biologically or chemically active or other hazardous or toxic materials, substances or wastes whether in solid, liquid or gaseous state (collectively, “hazardous materials”), so as to impregnate, impair or in any manner affect, even temporarily, any element or part of the Premises or the property or person of others, or allow the storage, generation, disposal or use of such materials (collectively, “hazardous materials activities”); nor shall Tenant permit to be brought onto the Premises any such materials (except for normal quantities for use in the ordinary course of Tenant’s business, and then only in compliance with all applicable laws); permit any noise or odors to emanate beyond the Premises; or permit any waste whatsoever to Landlord’s property or the Premises. However, the foregoing provisions of this Section 5.9 shall not prohibit Tenant from using in the Premises common office products such as copy machine toner and the like, and those materials described in Exhibit N, attached hereto, used in the spray room (provided that should there be any proposed substitutions or replacement materials to those set forth in Exhibit N, they shall be subject to Landlord’s prior approval, which shall not be unreasonably withheld, conditioned or delayed), provided in any case, that all such materials are used in compliance with applicable laws. Without limiting any right of Landlord under Section 5.6, if required by any mortgagee or governmental agency or if Landlord has reason to believe a release may have occurred or a threat of release exists on or about the Premises or hazardous materials activities do not conform to all laws, then Landlord may, but need not, inspect the Premises and perform appropriate testing in a commercially reasonable manner and if it shall be determined that Tenant has violated the provisions of this Section 5.9, the reasonable costs thereof shall be reimbursed to Landlord by Tenant within forty-five (45) days after demand as additional rent. In all events, and without limitation, Tenant shall indemnify Indemnitees in the manner elsewhere provided in this Lease with respect to hazardous materials introduced by Tenant or any person acting under Tenant and hazardous materials activities by Tenant or any person acting under Tenant in the Premises or on the Property whether or not consented to by Landlord or otherwise lawful. The covenants of this Section shall survive the expiration or earlier termination of the Term.

5.10 Condition on Termination. At the expiration or earlier termination of the Term, Tenant (and all persons claiming through Tenant) shall without the necessity of notice, surrender the Premises broom-clean and in a condition consistent with Tenant’s obligations under this Lease, including, without limitation, the provisions of Section 5.3. As part of such delivery,

Tenant shall (a) provide all keys (or lock combinations, codes or electronic passes) to the Premises to Landlord; (b) remove all signs wherever located, (c) remove any items of Tenant Work that are not typical for similar first class office buildings and will require unusual expense to demolish, including, without limitation, dining cafeterias (excluding typical office pantries), vaults and significant special flooring for computer areas and the like, that Landlord required, at the time that Landlord consented thereto, be removed in connection with Tenant’s surrender; and (d) remove all Tenant Property and other personal property whether or not bolted or otherwise attached and all wiring and cabling installed by Tenant, except that Tenant may permit wiring and cabling located in no more than one Building sleeve to remain. Landlord hereby notifies Tenant that Landlord may require, in connection with the foregoing, that Tenant (i) remove any interconnecting stairwells installed by Tenant between the floors of the Premises or replace the slab “cut out,” except that Tenant shall be permitted to leave behind one standard interconnecting set of stairs between two floors only, and (ii) remove any spray room venting panel and other venting improvements, and replace the building standard exterior window. Tenant shall repair all damage that results from the removal of signs, items of Tenant’s Work and Tenant’s Property and other personal property (including the filling of all floor and wall holes (excluding minor wall holes such as where nails may have penetrated walls where pictures were hung) and the removal of all disconnected wiring back to junction boxes). Any property not so removed shall be deemed abandoned, shall at once become the property of Landlord, and may be disposed of in such manner as Landlord shall see fit; and Tenant shall pay the reasonable cost of removal and disposal to Landlord within forty-five (45) days after demand. The covenants of this Section shall survive the expiration or earlier termination of the Term.

5.11 Holding Over.

(a) Subject to the provisions of paragraph (b) below, if Tenant (or anyone claiming through Tenant) shall remain in occupancy of the Premises or any part thereof after the expiration or early termination of the Term without a written agreement therefor executed and delivered by Landlord, or without having delivered the six month notice set forth in the next sentence of this Section 5.11, or if such notice has been so delivered, then from and after the expiration of the thirty day period set forth in such sentence), then without limiting Landlord’s other rights and remedies, the person remaining in possession shall be deemed a tenant at sufferance, and Tenant shall pay monthly rent (pro rated for such portion of any partial month as Tenant shall remain in possession) (a) for the first thirty (30) days of such occupancy, at a rate equal to the greater of (i) the fair market rent then being quoted by Landlord for the Premises or comparable space in the Building, or (ii) one hundred ten percent (110%) of the amount payable as Annual Base Rent for the twelve-month period immediately preceding such expiration or termination plus all additional rent on account of Operating Expenses and Taxes and otherwise applicable under this Lease, and (b) for the period after such initial thirty day period, at a rate equal to the greater of (i) one and one half times the fair market rent then being quoted by Landlord for the Premises or comparable space in the Building, or (ii) two times the amount payable as Annual Base Rent for the twelve-month period immediately preceding such expiration or termination plus all additional rent on account of Operating Expenses and Taxes and otherwise applicable under this Lease.

(b) Notwithstanding the foregoing, if Tenant gives Landlord at least six (6) months’ prior written notice that Tenant cannot reasonably avert the need to hold over beyond the expiration of the Term for a period not exceeding thirty (30) days, then, for such period of up to thirty (30) days, Annual Base Rent shall remain at the rate previously payable by Tenant immediately prior to the expiration of the Term and otherwise upon all of the applicable monetary terms and conditions of this Lease shall apply thereto.

(c) After Landlord’s acceptance of the full amount of such rent for the first month of such holding over, the person remaining in possession shall be deemed a tenant at will at such rent and otherwise subject to all of the provisions of this Lease. Notwithstanding anything to the contrary contained herein, if Landlord desires to regain possession of the Premises promptly after the termination or expiration hereof and prior to acceptance of rent for any period thereafter, Landlord may, at its option, forthwith commence legal proceedings to take possession of the Premises or any part thereof. In any case, Tenant shall be liable to Landlord for all damages resulting from any failure by Tenant to vacate the Premises or any portion thereof when required hereunder, except that Tenant shall not be liable for any indirect or consequential damages during the first sixty (60) days of any holdover occupancy after the expiration of the Term any permissible holdover expressly set forth in this Section 5.11.

5.12 Rules and Regulations. Tenant will faithfully observe and comply with the Rules and Regulations, if any, annexed hereto and such other and further reasonable Rules and Regulations as Landlord hereafter at any time or from time to time may make and may communicate in writing to Tenant, which in the reasonable judgment of Landlord shall be necessary for the reputation, safety, care or appearance of the Building, or the preservation of good order therein, or the operation or maintenance of the Building, or the equipment thereof, or the comfort of tenants or others in the Building, provided, however, that (a) in the case of any conflict between the provisions of this Lease and any such regulations, the provisions of this Lease shall control, and (b) Landlord shall enforce such Rules and Regulations in a non-discriminatory manner, provided that Landlord shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, contractors, visitors, invitees or licensees.

ARTICLE VI

Assignment and Subletting

6.1 Landlord’s Consent Required. Except as set forth in this Article, Tenant shall not directly or indirectly assign this Lease, or sublet or license the Premises or any portion thereof, or permit the occupancy of all or any portion of the Premises by any person other than Tenant (each of the foregoing actions are collectively referred to as a “transfer”) without obtaining, on each occasion, the prior written consent of Landlord. A transfer shall include, without limitation, any transfer of Tenant’s interest in this Lease by operation of law, merger or consolidation of Tenant into any other firm or corporation, and the transfer or sale of a controlling interest in Tenant, whether by sale of its capital stock or otherwise or any sale of all or substantially all of Tenant’s assets. Notwithstanding the foregoing, Tenant may make a Permitted Transfer without Landlord’s consent, provided that Tenant gives Landlord prior notice thereof together with evidence reasonably satisfactory to Landlord that the proposed transfer is a Permitted Transfer and such Permitted Transfer is subject to all of the other terms and conditions of this Article. A “Permitted Transfer” shall mean one or more of the following: (1) a sublease to any subsidiary which Tenant controls or to any parent which controls Tenant, (2) any assignment incident to the sale of all or substantially all of Tenant’s assets or a sale of a controlling interest in Tenant, or (3) a merger or consolidation of Tenant with any other entity, provided that in either case of clause (2) or (3) the person or entity succeeding to Tenant’s interest immediately thereafter has a net worth equal to or in excess of that of Tenant immediately prior to the Permitted Transfer (and the series of transactions including the Permitted Transfer). For purposes of the foregoing, “control” shall mean that such party owns or controls fifty percent (50%) or more of the stock or other equity interest in such entity. Without limiting the foregoing, Tenant shall also be permitted to share undemised occupancy with third parties of no more than one-third (1/3) of the rentable area on any floor, and no more than ten percent of the entire Premises, without Landlord’s consent, but with prior written notice to Landlord. Any transfer shall be subject to this Lease, all of the provisions of which shall be conditions to such transfer and be binding on any transferee. No transferee shall have any right further to transfer its interest in the Premises, except in connection with this Article VI, as if the transferor were the tenant under this Lease.

6.2 Right of Termination or Recapture. Except for Permitted Transfers and the sharing of undemised occupancy as aforesaid, if Tenant wishes to assign this Lease or sublease all or part of the Premises for a term that will expire within the last twelve (12) months of the Term then in effect, Tenant shall give written notice of such proposal, setting forth the portion of the Premises subject to the transfer and the term of the proposed transfer. Landlord shall have the right to elect in writing, within thirty (30) days after receipt of such offer, to terminate this Lease, or in the case of a sublease, with respect to the portion of the Premises to be subleased. If Landlord shall so elect, this Lease shall terminate as to the area in question as of the date specified in such offer, and all of the provisions of this Lease governing termination shall apply to such space. If Landlord shall not so elect, Tenant shall then be free to assign the Lease or sublease such portion of the Premises, subject to Landlord’s prior consent as provided in this Article VI. If Tenant shall not have transferred such portion of the Premises within twelve (12) months after the date of Tenant’s notice to Landlord, or if Tenant shall revise the portion of the Premises to be sublet, then Tenant shall again offer such portion of the Premises to Landlord as required under this Section 6.2. If the Lease will be terminated with respect to less than the entire Premises, Landlord and Tenant agree to enter into an amendment to this Lease memorializing such partial termination and the amendment to the applicable defined terms hereunder, including, without limitation, Tenant’s Rentable Floor Area, Annual Base Rent, but failure of the parties to execute such an amendment shall have no effect on the effectiveness of the termination, and the economic terms associated therewith.

6.3 Procedures. Tenant’s request for consent under this Article shall set forth the details of the proposed transfer (and at least ten days prior to any Permitted Transfer Tenant shall deliver to Landlord the details of the proposed transfer), including: (i) the name, business, and financial condition of the prospective transferee, (ii) a true and complete copy of the proposed instrument containing all of the terms and conditions of such transfer, and (iii) a written agreement of the assignee, subtenant or licensee agreeing with Landlord to perform and observe all of the terms, covenants, and conditions of this Lease undertaken by such transferee and such other matters as are contained in Landlord’s standard form of consent to a transfer. Landlord shall respond to a request that explicitly specifies the ten (10) business day required response period and identifies Section 6.3 of this Lease, within ten (10) business days after receipt of such request complying with the requirements of this Section 6.3, and failure to respond with a consent (whether or not qualified) or denial of consent within the aforesaid time period shall, under this circumstance, be deemed consent by Landlord. Tenant may request Landlord’s consent to a transaction based on submission of only the information set forth in clause (i) of the foregoing sentence, and Landlord shall respond to such request within the foregoing time periods, provided that any such partial consent of Landlord shall be subject to and conditioned upon Landlord’s approval of the remaining items required to be submitted hereunder, and Landlord shall have the same period of time to review and respond to such supplemental submission. Tenant shall pay to Landlord, as additional rent, Landlord’s reasonable out-of-pocket attorneys’ fees in reviewing any proposed transfer, whether or not Landlord consents. In the event Landlord does not exercise its options pursuant to Section 6.2 above to recapture the Premises or terminate this Lease in whole or in part, and providing that Tenant is not in default of any of Tenant’s obligations under this Lease beyond applicable notice and cure periods, Landlord’s consent to a proposed assignment or sublease shall not be unreasonably withheld or delayed, provided and upon condition that (a) the proposed assignee or subtenant is engaged in a business which is in keeping with the standards of first class office buildings in downtown Boston and the proposed use is limited to the Permitted Use; (b) the proposed assignee or subtenant is a reputable person or entity with sufficient financial worth considering the responsibility involved, based on evidence provided by Tenant (and others) to Landlord; (c) the proposed assignee or sublessee is not then an occupant of any part of the Building, unless Landlord is unable to provide such occupant with comparable space in the Building for lease; (d) the proposed assignee or sublessee is not a person or entity with whom Landlord is actually negotiating to lease space in the Building (as evidenced by a written offer letter or other correspondence) comparable in terms of size as the Premises (or the applicable portion of the Premises to be sublet); (e) the proposed instrument implementing the sublease or assignment shall comply with the applicable provisions of this Article VI, and a consent to sublease or assignment instrument to be executed by the proposed subtenant or assignee, Tenant and Landlord, shall be in substantially in the form attached hereto as Exhibit M; and (f) the Premises or any part thereof shall not, without Landlord’s prior consent, have been publicly advertised for subletting at a rental rate less than the rental rate being sought by Landlord for space in the Building provided that Landlord shall, within ten (10) days after Tenant so requests, have informed Tenant of the rental rate being sought by Landlord for such space, and all advertisements of the Premises or any portion thereof for subletting shall have been approved by Landlord (such approval not to be unreasonably withheld or delayed), except that the foregoing shall not be deemed to prohibit Tenant from listing the space, or negotiating or consummating a sublease, at a lower rental rate. Additionally, and notwithstanding anything to the contrary provided in clause (a) above, Landlord is entitled to prohibit any subletting under this Lease that would result in the occupancy of the Building by governmental or quasi-governmental office uses in excess of thirty percent (30%) of the rentable area of the Building, and therefore Landlord may withhold approval of any sublease where the use to be conducted by the occupant is governmental or quasi-governmental use if (x) the Building already has occupancy for such uses in excess of thirty percent (30%) of the rentable area thereof or (y) if the occupancy for such uses by a subtenant or other occupant hereunder would result in such threshold being exceeded.

6.4 Excess Rents. Except for Permitted Transfers and the sharing of undemised occupancy as aforesaid, Tenant shall pay to Landlord, as additional rent under this Lease, (i) in the case of an assignment, fifty percent (50%) of the sums received by Tenant in consideration of such assignment, calculated after Tenant has recovered in full from such consideration its “Transaction Expenses” (as hereafter defined) and “Amortization of TI Investment Expenses” (as hereinafter defined), and (ii) in the case of a sublease, fifty percent (50%) of the amount, if any, by which the rent, any additional rent and any other sums payable by the subtenant to Tenant under such sublease, exceeds that portion of the Annual Base Rent and additional rent payable by Tenant hereunder which is allocable to the portion of the Premises which is the subject of such sublease, calculated after Tenant has recovered in full its Transaction Expenses and “Amortization of TI Investment Expenses” from such net amount. “Transaction Expenses”, as used herein, means all reasonable and actual expenses incurred by Tenant in procuring such assignment or sublease, including, without limitation, advertising expenses, brokerage commissions and fees, legal fees (if any) paid by Tenant, the cost of any improvements which Tenant makes to the applicable portion of the Premises at Tenant’s expense in connection with such assignment or sublease, and any concessions granted to the subtenant or assignee, such as but not limited to improvement allowances and free rent. “Amortization of TI Investment Expenses,” as used herein, means with respect to the duration of occupancy by any third party under the assignment or sublease, the monthly amortization, straight line over the term of this Lease (except if and to the extent the space was incorporated into the Premises under Sections 2.5, 2.6 or 2.7, the amortization period with respect to the initial leasehold improvements therein shall be the then remaining term of this Lease as it may have been extended by any Extension Option theretofore exercised) of Tenant’s out-of-pocket costs (i.e. exclusive of any tenant improvement allowance allocable to such space whether or not Tenant actually used the same to fund such improvements) to make the initial leasehold improvements prior to the initial occupancy of such space by Tenant or other initial occupant under this Lease. Any dispute under this Section 6.4 regarding the calculation of the additional rent due to Landlord in accordance with this Section 6.4 may be submitted for resolution by either party pursuant to the special expedited dispute resolution procedure set forth in Exhibit J.

6.5 No Release. Notwithstanding any transfer and whether or not the same is a Permitted Transfer or is consented to, the liability of Tenant (and any Guarantor) to Landlord shall remain direct and primary. Any transferee of all or substantially all of Tenant’s interest in the Premises, including any such transferee under a Permitted Transfer, shall be jointly and severally liable with Tenant to Landlord for the performance of all of Tenant’s covenants under this Lease; and such assignee shall upon request execute and deliver such instruments as Landlord reasonably requests in confirmation thereof. Tenant hereby irrevocably authorizes Landlord to collect rent and other charges from any transferee (and upon notice any transferee shall pay directly to Landlord) and apply the net amount collected to the rent and other charges reserved under this Lease, provided that Landlord shall only be permitted to collect rent and other charges from a subtenant of Tenant following a default of Tenant after notice and opportunity to cure. No transfer shall be deemed a waiver of the provisions of this Section, or the acceptance of the transferee as a tenant, or a release of Tenant or any Guarantor from direct and primary liability for the performance of all of the covenants of this Lease. The consent by Landlord to any transfer shall not relieve Tenant or any transferee from the obligation of obtaining the express consent of Landlord to any modification of such transfer or a further transfer by Tenant or such transferee. Notwithstanding anything to the contrary in the documents effecting the transfer, Landlord’s consent shall not alter in any manner whatsoever the terms of this Lease, to which any transfer at all times shall be subject and subordinate. Landlord shall not have any liability to Tenant for any failure or refusal by Landlord to consent to a proposed transfer, and Tenant’s sole remedy for any such failure or refusal shall be for injunctive relief after a judicial determination that Landlord has breached any obligation to grant such consent required to be given hereunder. However, any disputes under this Section 6.3 pertaining to whether or not Landlord’s consent is required, or in a situation where Landlord may not unreasonably withhold or condition consent, whether Landlord has withheld or conditioned consent reasonably, may be submitted for resolution by either party pursuant to the special expedited dispute resolution procedure set forth in Exhibit J.

Anything contained in the foregoing provisions of this section to the contrary notwithstanding, neither Tenant nor any transferee nor any other person having an interest in the possession, use, occupancy or utilization of the Premises shall enter into any lease, sublease, assignment, license, concession or other agreement for use, occupancy or utilization of space in the Premises that provides for rental or other payment for such use, occupancy or utilization based, in whole or in part, on the net income or profits derived by any person from the Premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and any such purported lease, sublease, assignment, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Premises.

6.6 Tenant’s Rights. Notwithstanding anything to the contrary contained in this Lease, Tenant’s rights under Section 2.7 shall be subject to and upon the condition that Tenant shall not have assigned this Lease or subleased more than fifty percent (50%) of the Premises to any entity other than pursuant to a Permitted Transfer, and Tenant’s rights under Section 5.7 shall be subject to and upon the condition that Tenant shall not have assigned this Lease or subleased more than twenty-five percent (25%) of the Premises to any entity other than pursuant to a Permitted Transfer and/or the sharing of undemised occupancy as aforesaid.

ARTICLE VII

Insurance; Casualty; Taking

7.1 Insurance by Landlord. Landlord shall maintain casualty and liability insurance with at least the types and amounts of coverage required from time to time by any mortgagee of the Property unrelated to Landlord, or, if there is no such requirement, in then commercially reasonable types of coverage, amounts and deductibles for comparable first-class buildings in the financial district of Boston; provided, however, that Landlord’s casualty insurance shall in all events cover, subject to deductibles as aforesaid, the replacement cost of the Building and Parking Garage (excluding footings and foundations), and Tenant’s Work (it being agreed that Landlord shall insure Tenant’s Work under Landlord’s policies of insurance).

7.2 Insurance by Tenant. Tenant shall maintain throughout the Term (and such further time as Tenant or any person claiming through it occupies any part of the Premises)

commercial general liability insurance against all claims for injury to persons or property in connection with the Premises naming Landlord and Landlord’s Managing Agent (and if requested, Landlord’s mortgagees and other persons designated from time to time by Landlord as having a relationship to the Property) as additional insureds, in an amount that shall be at least equal to the amount set forth in Section 1.1 (or such greater amount as Landlord may from time to time request during the Term so long as the amount requested is commercially reasonable for similar tenancies in similar buildings). Such insurance shall provide that it will not be subject to cancellation, termination or change except after at least 30 days’ prior written notice of Landlord (and Landlord’s mortgagees and other additional insureds). A duly executed certificate and copy of such policy shall be deposited with Landlord at the beginning of the Term, and a renewal certificate shall be so deposited not less than 30 days prior to their normal expiration. During the performance of any Tenant Work, Tenant shall also maintain insurance as provided in the Tenant Work Insurance Requirements attached in Exhibit D. Tenant shall also carry property insurance on all Tenant Property in the Premises for its full replacement cost.

If Tenant fails to perform any covenant in this Section, then without limiting any of Landlord’s other rights, after notice and expiration of any applicable cure period, Landlord may obtain such insurance, and Tenant shall pay the reasonable cost thereof and Landlord’s related expenses upon demand as additional rent.

7.3 Waivers of Subrogation. Any property insurance carried by either party with respect to the Building, the Premises, Tenant Property, or other personal property in the Premises shall include an endorsement denying to the insurer rights of subrogation against the other party. Without limiting and notwithstanding any other provisions of this Lease, including, without limitation, the provisions of Section 4.5 and 5.5, each party waives any rights of recovery against the other party for injury or loss due to hazards covered by such insurance, to the extent of the recovery under the insurance maintained or required to be maintained by such party under this Lease.

7.4 Damage or Destruction. If the Premises or any part thereof, or any other portion of the Building shall be damaged by fire or other insured casualty, then, subject to the last paragraph of this Section, Landlord shall proceed with diligence, subject to then applicable statutes, building codes, zoning ordinances and regulations of any governmental authority, to repair or cause to be repaired such damage, including such Tenant Work as shall have been so damaged. Except to the extent they are permitted Operating Expenses, and subject to Section 5.5 hereof, such repairs shall be made at the expense of Landlord. All repairs to and replacements of Tenant Property shall be made by and at the expense of Tenant. If the Premises or any part thereof shall have been rendered unfit for use and occupation hereunder by reason of such damage, the Annual Base Rent or a just and proportionate part thereof, according to the nature and extent to which the Premises shall have been so rendered unfit, shall be abated until the Premises (except as to Tenant Property) shall have been restored as nearly as practicable to the condition in which they were immediately prior to such fire or other casualty. Landlord shall not be liable for delays in the making of any such repairs that are due to government regulation, casualties, and strikes, unavailability of labor and materials, delays in obtaining insurance proceeds, and other causes beyond the reasonable control of Landlord, nor shall Landlord be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting from delays in repairing such damage.

If (i) the Premises are so damaged by fire or other casualty (whether or not insured) at any time during the last twenty-four months of the Term that the cost to repair such damage is reasonably estimated to exceed one-third of the total Annual Base Rent payable hereunder for the period from the estimated completion date of repair until the end of the Term, (ii) at any time the Building (or any portion thereof, whether or not including any portion of the Premises) is so damaged by fire or other casualty (whether or not insured) that substantial alteration or reconstruction or demolition of the Building (or a portion thereof) shall be required and the repair of such damage is reasonably estimated to require more than twelve (12) months after the date of such casualty to complete, or (iii) at any time damage to the Building occurs by fire or other insured casualty and any mortgagee or ground lessor shall refuse to permit insurance proceeds to be utilized for the repair or replacement of such property (provided that Landlord shall have maintained the insurance required under this Lease) and Landlord determines not to repair such damage, then and in any of such events, this Lease and the term hereof may be terminated at the election of Landlord or Tenant by a notice to the other party within sixty (60) days following such fire or other casualty; the effective termination date pursuant to such notice shall be not less than thirty (30) days after the day on which such termination notice is received. If the Premises, or any other portion of the Building that will materially adversely affect Tenant’s use of or access to the Premises, are so damaged by fire or other casualty, and for any reason such restoration shall not be substantially completed within twelve (12) months after the date of such casualty (which twelve-month period may be extended for such periods of time as Landlord is prevented from proceeding with or completing such restoration due to excusable delay, but in no event for more than an additional three months), Tenant shall have the right to terminate this Lease by giving notice to Landlord thereof within thirty (30) days after the expiration of such period (as so extended) provided that such restoration is not completed within such period. In the event of any termination, the Term shall expire as though such effective termination date were the date originally stipulated in Section 1.1 for the end of the Term and the Annual Base Rent and additional charges for Operating Expenses (to the extent not abated as set forth above) shall be apportioned as of such date.

7.5 Eminent Domain. If the entire Property or Premises shall be taken by public authority under power of eminent domain, this Lease shall terminate as of the date of such taking, as though such date were the date originally stipulated in Section 1.1 for the end of the Term and the Annual Base Rent and additional charges shall be apportioned as of such date. In the event that any substantial part of the Premises or the Building or its common areas is taken (other than for temporary use, hereafter described) by public authority under power of eminent domain (or by conveyance in lieu thereof), this Lease may be terminated at Landlord’s or Tenant’s election within 30 days after notice of such taking, and rent shall be apportioned as of the date of termination. If this Lease is not terminated as aforesaid, subject to the rights of mortgagees, Landlord shall within a reasonable time thereafter, diligently restore what may remain of the Premises (excluding any Tenant Property or other items installed or paid for by Tenant that Tenant is permitted or may be required to remove upon expiration) to a tenantable condition. In the event some portion of rentable floor area of the Premises is taken (other than for temporary use) and this Lease is not terminated, Annual Base Rent shall be proportionally abated for the remainder of the Term. In the event of any taking of the Premises or any part thereof for temporary use, (i) this Lease shall be and remain unaffected thereby and rent shall not abate, and (ii) Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking that is within the Term.

Any specific damages that are expressly awarded to Tenant on account of its relocation expenses or Tenant Property, and specifically so designated, shall belong to Tenant. Except as provided in the preceding sentence of this paragraph, Landlord reserves to itself, and Tenant releases and assigns to Landlord, all rights to damages accruing on account of any taking or by reason of any act of any public authority for which damages are payable. Tenant agrees to execute such further instruments of assignment as may be reasonably requested by Landlord, in order to implement the foregoing.

ARTICLE VIII

Default

8.1 Events of Default. If Tenant fails to pay Annual Base Rent, additional rent or any other sum payable by Tenant under this Lease when due and such default continues for five (5) business days after notice (except in the case of the installment of Annual Base Rent due on December 1, 2005 with respect to which Tenant shall have a grace period of thirty (30) days after notice), or if more than two default notices are properly given in any twelve-month period, or if Tenant vacates substantially all of the Premises, or if Tenant (or any transferee of Tenant) makes any transfer of the Premises in violation of this Lease, or if a petition is filed by Tenant (or any transferee or Guarantor) for insolvency or for appointment of a receiver, trustee or assignee or for adjudication, reorganization or arrangement under any bankruptcy act, or if any similar petition is filed against Tenant (or any transferee or Guarantor) and such petition filed against is not dismissed within ninety (90) days thereafter, or if Tenant fails to perform any other covenant or condition hereunder and such default continues longer than any notice and cure period expressly provided for the correction thereof (and if no period is expressly provided then for 30 days after notice is given, provided, however, that such period shall be reasonably extended in the case of any such non-monetary default that cannot be cured within such period only if the matter complained of can be cured and Tenant begins promptly and thereafter diligently proceeds to complete the cure), then, and in any such case, Landlord and its agents lawfully may, in addition to any remedies for any preceding breach, immediately or at any time thereafter without demand or notice and with process of law, enter upon any part of the Premises in the name of the whole, or deliver a notice of termination of the Term of this Lease addressed to Tenant, and thereby terminate the Term and repossess the Premises as of Landlord’s former estate. At Landlord’s election such notice of termination may be included in any notice of default. Upon such entry or delivery the Term shall terminate, all executory rights of Tenant and all obligations of Landlord will immediately cease, and Landlord may expel Tenant and all persons claiming under Tenant and remove their effects without any trespass and without prejudice to any remedies for arrears of rent or prior breach; and Tenant waives all statutory and equitable rights to its leasehold (including rights in the nature of further cure or redemption, if any). If any payment of Annual Base Rent (other than the first payment of Base Rent), additional rent, or other sum is not paid when due, Landlord may at its option and in addition to all other remedies hereunder impose an administrative late charge on Tenant equal to 3% of the amount in question, which late charge will be due on demand as additional rent. Notwithstanding the foregoing, such late charge shall not apply to the first two late payments in any twelve month period, unless such payments have not been made within five (5) days of when due.

8.2 Remedies for Default.

8.2.1 Reletting Expenses Damages. If the Term of this Lease is terminated for default, Tenant covenants, as an additional cumulative obligation after such termination, to pay all of Landlord’s reasonable costs, including reasonable attorneys fees, related to Tenant’s default and in collecting amounts due and all reasonable expenses in connection with reletting, including tenant inducements to new tenants, brokerage commissions, fees for legal services, expenses of preparing the Premises for reletting and the like (“Reletting Expenses”). It is agreed that Landlord may (i) relet the Premises or part or parts thereof for a term or terms that may be equal to, less than or exceed the period that would otherwise have constituted the balance of the Term, and may grant such tenant inducements, including free rent, as Landlord in its sole discretion considers advisable, and (ii) make such alterations to the Premises as Landlord in its sole discretion considers advisable, and no failure to relet or to collect rent under any reletting shall operate to reduce Tenant’s liability. Following any termination of this Lease by Landlord for default, Landlord shall use commercially reasonable efforts to relet the Premises and mitigate damages, provided that such obligation to relet and mitigate damages shall be subject to Landlord’s reasonable objectives of developing its property in a harmonious manner with appropriate mixes of tenants, uses, floor areas, terms and the like, and in any event, Landlord shall have no obligation to show a preference for reletting the Premises over any other vacant space in the Building. Landlord’s Reletting Expenses together with all other sums provided for whether incurred prior to or after such termination will be due upon demand.

8.2.2 Termination Damages. If the Term of this Lease is terminated for default, unless and until Landlord elects lump sum liquidated damages described in the next paragraph, Tenant covenants, as an additional, cumulative obligation after any such termination, to pay punctually to Landlord all the sums and perform all of its obligations in the same manner as if the Term had not been terminated. In calculating such amounts Tenant will be credited with the net proceeds of any rent then actually received by Landlord from a reletting of the Premises after deducting all sums to be paid by Tenant under Section 8.2.1 that have not then been paid by Tenant, provided that Tenant shall never be entitled to receive any portion of the re-letting proceeds, even if the same exceed the rent originally due hereunder.

8.2.3 Lump Sum Liquidated Damages. If this Lease is terminated for default, Tenant covenants, as an additional, cumulative obligation after any such termination, to pay forthwith to Landlord at Landlord’s election made by written notice at any time after termination, as liquidated damages a single lump sum payment equal to the sum of (i) all sums to be paid by Tenant and not then paid at the time of such election, plus (ii) the excess of the present value of all of the rent reserved for the residue of the Term over the present value of the aggregate fair market rent and additional rent payable (if less than the rent payable hereunder) on account of the Premises during such period, which fair market rent shall be reduced by reasonable projections of vacancies and by Landlord’s Reletting Expenses described above to the extent not theretofore paid to Landlord). In calculating such present values under clause (ii), the parties shall use the

“Discount Rate”, which shall be deemed to be the rate which, when compounded monthly, is equivalent to the Treasury Rate, when compounded semi-annually. The “Treasury Rate” is the semi-annual yield on the Treasury Constant Maturity Series with maturity equal to what would have otherwise been the remaining Term of this Lease for the week prior to the Discount Rate, as reported in Federal Reserve Statistical Release H.15 – Selected Interest Rates, as determined by Landlord as of the applicable date. The rate will be determined by linear interpolation between the yields reported in Release H.15, if necessary (in the event Release H.15 is no longer published, Landlord shall select a comparable publication to determine the Treasury Rate.)

8.3 Remedies Cumulative; Jury Waiver; Late Performance. The remedies to which Landlord may resort under this Lease, and all other rights and remedies of Landlord are cumulative, and any two or more may be exercised at the same time. Nothing in this Lease shall limit the right of Landlord to prove and obtain in proceedings for bankruptcy or insolvency an amount equal to the maximum allowed by any statute or rule of law in effect at the time. Tenant shall also indemnify and hold Landlord harmless in the manner provided in Section 5.5 if Landlord shall become or be made a party to any claim or action (a) for foreclosure of any lien for labor or material furnished to or for Tenant or such other person; or (b) necessary to protect Landlord’s interest under this Lease in a bankruptcy proceeding, or other proceeding under Title 11 of the United States Code, as amended. LANDLORD AND TENANT WAIVE TRIAL BY JURY IN ANY ACTION TO WHICH THEY ARE PARTIES, and further agree that any action arising out of this Lease (except an action for possession by Landlord, which may be brought in whatever manner or place provided by law) shall be brought in the Trial Court, Superior Court Department, in the county where the Premises are located.

8.4 Waivers of Default; Accord and Satisfaction. No consent by Landlord or Tenant to any act or omission that otherwise would be a default shall be construed to permit other similar acts or omissions. Neither party’s failure to seek redress for violation or to insist upon the strict performance of any covenant, nor the receipt by Landlord of rent with knowledge of any breach of covenant, shall be deemed a consent to or waiver of such breach. No breach of covenant shall be implied to have been waived unless such is in writing, signed by the party benefiting from such covenant and delivered to the other party; and no acceptance by Landlord of a lesser sum than the Annual Base Rent, additional rent or any other sum due shall be deemed to be other than on account of the earliest installment of such rent or other sum due. Nor shall any endorsement or statement on any check or in any letter accompanying any check or payment be deemed an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other right or remedy. The delivery of keys (or any similar act) to Landlord shall not operate as a termination of the Term or an acceptance or surrender of the Premises. The acceptance by Landlord of any rent following the giving of any default and/or termination notice shall not be deemed a waiver of such notice.

8.5 Interest Rate. Any sum due from one party to the other under this Lease, after delinquency in the payment thereof, shall thereafter bear interest from the date due at the prime rate of interest reported by Bank of America (or any successor institution ) plus two percent (2%) per annum (the “Default Rate”) for the period that the same remains unpaid, but never more than the maximum rate allowed by law.

8.6 Landlord’s Curing. If Tenant fails to perform any covenant set forth in this Lease, after any required notice and applicable cure period (except in case of emergency), and such failure continues for an additional ten (10) days after a second written notice (except in case of emergency), then Landlord at its option may (without waiving any right or remedy for Tenant’s non-performance) at any time thereafter perform the covenant for the account of Tenant. Tenant shall within forty-five (45) days after receipt of an invoice from Landlord accompanied by reasonable evidence of such costs and expenses reimburse Landlord’s cost (including reasonable attorneys’ fees) of so performing, plus interest at the Default Rate. Notwithstanding any other provision concerning cure periods, Landlord may cure any non-performance for the account of Tenant after such notice to Tenant, if any, as is reasonable under the circumstances if curing prior to the expiration of the applicable cure period is reasonably necessary to prevent possible injury to persons or to protect Landlord’s interest in the Premises.

8.7 Attorney’s Fees. In any litigation between the parties arising out of this Lease, the non-prevailing party shall pay to the prevailing party all reasonable expenses and court costs, including reasonable attorneys’ fees, costs and expenses incurred by the prevailing party in connection with such litigation, including fees, costs and expenses associated with any appeals. The provisions of this Section 8.7 shall not apply to costs and expenses incurred with respect to the special expedited dispute resolution procedure set forth in Exhibit J.

ARTICLE IX

Protection of Lenders

9.1 Subordination and Superiority of Lease. Subject to the provisions of the non-disturbance agreement, as provided in this Section 9.1, Tenant agrees that this Lease and the rights of Tenant hereunder will be subject and subordinate to any lien of the holder of any existing or future mortgage, and to the rights of any lessor under any ground or improvements lease of the Building (all mortgages and ground or improvements leases of any priority are collectively referred to in this Lease as “mortgage,” and the holder or lessor thereof from time to time as a “mortgagee”), and to all advances and interest thereunder and all modifications, renewals, extensions and consolidations thereof. With respect to future liens of any mortgage hereafter granted, this Lease shall be superior thereto unless Landlord obtains from the mortgagee and delivers to Tenant a nondisturbance agreement substantially in the form of Exhibit F. Tenant and the existing mortgagee shall execute and deliver such nondisturbance agreement simultaneously with the execution of this Lease. Tenant agrees that any present or future mortgagee may at its option unilaterally elect to subordinate, in whole or in part and by instrument in form and substance satisfactory to such mortgagee alone, the lien of its mortgagee (or the priority of its ground lease) to some or all provisions of this Lease.

Tenant agrees that this Lease shall survive the merger of estates of ground (or improvements) lessor and lessee. Until a mortgagee (either superior or subordinate to this Lease) forecloses Landlord’s equity of redemption (or terminates or succeeds to a new lease in the case of a ground or improvements lease) except as otherwise agreed in any nondisturbance agreement, no mortgagee shall be liable for failure to perform any of Landlord’s obligations (and such mortgagee shall thereafter be liable only after it succeeds to and holds Landlord’s interest and then only as limited herein). Tenant shall, if requested by Landlord or any mortgagee, give notice of any alleged non-performance on the part of Landlord to any such mortgagee provided that an address for such mortgagee has been designated pursuant to Section 10.1, and Tenant agrees that such mortgagee shall have a separate, consecutive reasonable cure period of 30 days (to be reasonably extended in the same manner Landlord’s cure period is to be extended) following Landlord’s cure period during which such mortgagee may, but need not, cure any non-performance by Landlord. The agreements in this Lease with respect to the rights and powers of a mortgagee constitute a continuing offer to any person that may be accepted by taking a mortgage (or entering into a ground or improvements lease) of the Premises.

9.2 Rent Assignment. If from time to time Landlord assigns this Lease or the rents payable hereunder to any person, whether such assignment is conditional in nature or otherwise, such assignment shall not be deemed an assumption by the assignee of any obligations of Landlord; but, subject to the limitations herein including Sections 9.1 and 10.3, the assignee shall be responsible only for non-performance of Landlord’s obligations that occur after it succeeds to, and only during the period it holds possession of, Landlord’s interest in the Premises after foreclosure of voluntary deed in lieu of foreclosure.

9.3 Other Instruments. The provisions of this Article shall be self-operative; nevertheless, Tenant agrees to execute, acknowledge and deliver such other further instruments conforming to the provisions of this Lease (and being otherwise commercially reasonable) from time to time requested by Landlord or any mortgagee. Without limitation, where Tenant in this Lease indemnifies or otherwise covenants for the benefit of mortgagees, such agreements are for the benefit of mortgagees as third party beneficiaries; and at the request of Landlord, Tenant from time to time will confirm such matters directly with such mortgagee.

ARTICLE X

Miscellaneous Provisions

10.1 Notice. All notices, consents, approvals and the like shall be in writing and shall be delivered in hand by any courier service providing receipts, by a nationally recognized overnight courier providing receipts, or mailed by certified mail return receipt requested, addressed, if to Tenant, at the Address of Tenant set forth in Section 1.1 or such other address within the United States as Tenant shall have last designated by notice to Landlord, with a copy to Tenant at the same address, Attention: General Counsel, and, if to Landlord, at the Original Address of Landlord or such other address within the United States as Landlord shall have last designated by notice to Tenant, with a copy sent in like manner to Landlord’s Managing Agent as designated from time to time. If requested, Tenant shall deliver copies of all notices in like manner to Landlord’s mortgagees and any managing agent or any ground lessee, at such address within the United States as designated from time to time by Landlord or such mortgagee or other designated party. Any notice so addressed shall be deemed duly given on the third business day following the day of mailing if so mailed by registered or certified mail, return receipt requested, whether or not accepted, or if by hand or by overnight courier upon actual receipt by any person reasonably appearing to be an agent or employee working in the executive offices of the addressee.

10.2 Landlord’s Default. Landlord shall use due diligence in performing its covenants under this Lease. In no event shall Landlord be in default unless notice thereof has been given to Landlord (and all mortgagees of which Tenant has notice) and Landlord (or any such mortgagees at its sole discretion) fails to perform within 30 days (provided, however, that such 30 day period shall be reasonably extended if such performance begins within such period and thereafter is diligently pursued, or if such mortgagee notifies Tenant within such period that it intends to cure on behalf of Landlord and thereafter begins and diligently pursues curing with reasonable promptness). If Landlord has failed to perform any obligation required under this Lease that materially and adversely affects Tenant’s use or occupancy of the Premises within the foregoing period of time, and if Landlord shall fail to either (i) respond to Tenant indicating its intention to cure (or disputing that Landlord is in default or otherwise that such cure by Landlord is required), or (ii) commence such cure, after Tenant shall have provided an additional ten (10) days’ written notice to Landlord expressly identifying the work that Tenant claims is required to cure such failure, then Tenant shall have the right to perform such obligation on Landlord’s behalf. In no event may Tenant exercise such rights if Landlord should dispute Tenant’s notice as aforesaid. Landlord shall reimburse Tenant for all of Tenant’s reasonable third-party out-of-pocket costs, including reasonable attorney’s fees, associated with effecting such cure which Tenant has the right to prosecute under this Section 10.2, plus interest at the Default Rate, within thirty (30) days after receipt of an invoice from Tenant accompanied by reasonable evidence of such costs and expenses.

10.3 Limitation of Landlord’s Liability. Tenant agrees that Landlord shall be liable only for breaches of its covenants occurring while it is owner of the Property (provided, however, that if Landlord from time to time is lessee of the ground or improvements constituting the Building, then Landlord’s period of ownership of the Property shall be deemed to mean only that period while Landlord holds such leasehold interest). Upon any sale or transfer of the Building, the transferor Landlord (including any mortgagee) shall be freed of any liability or obligation thereafter arising and, subject to Section 9.1, Tenant shall look solely to the transferee Landlord as aforesaid for satisfaction of such liability or obligation. Tenant (and each person acting under Tenant) agrees to look solely to Landlord’s interest from time to time in the Property, and the rents, income and profits therefrom, for satisfaction of any claim against Landlord. No owner, trustee, beneficiary, partner, member, manager, agent, or employee of Landlord (or of any mortgagee or any lender or ground or improvements lessor) shall ever be personally or individually liable to Tenant or any person claiming under or through Tenant for or on account of any default by Landlord or failure by Landlord to perform any of its obligations hereunder, or for or on account of any amount or obligations that may be or become due under or in connection with this Lease or the Premises; nor shall it or they ever be answerable or liable in any equitable judicial proceeding or order beyond the extent of their interest in the Property and the rents, income and profits therefrom. No deficit capital account of any member or partner of Landlord shall be deemed to be a liability of such member or partner or an asset of Landlord. In no event shall Landlord (or any such persons) ever be liable to Tenant for indirect or consequential damages.

10.4 Excusable Delay. If either party is delayed in performing (other than paying Annual Base Rent, additional rent or any other charge, which may never be delayed) by causes beyond such party’s reasonable control, including war, civil commotion, acts or regulations of government, moratoria and the like, weather, fire, casualty, theft, labor difficulties, or the unavailability of labor, materials, equipment or utilities from customary sources upon customary terms, or by acts, neglects or delays of the other party (or persons acting under such other party), then such delay shall not be counted in determining the time during which such performance is to be completed and any date by which performance is required will be extended accordingly.

10.5 Applicable Law and Construction. This Lease may be executed in counterparts, shall be construed as a sealed instrument, and shall be governed exclusively by the provisions hereof and by the laws of The Commonwealth of Massachusetts without regard to principles of choice of law or conflicts of law. A facsimile signature to this Lease shall be sufficient to prove the execution by a party. The covenants of Landlord and Tenant are independent, and such covenants shall be construed as such in accordance with the laws of The Commonwealth of Massachusetts. If any provisions shall to any extent be invalid, the remainder shall not be affected. Other than contemporaneous instruments executed and delivered of even date, if any, this Lease contains all of the agreements between Landlord and Tenant relating in any way to the Premises and supersedes all prior agreements and dealings between them. There are no oral agreements between Landlord and Tenant relating to this Lease or the Premises. This Lease may be amended only by instrument in writing executed and delivered by both Landlord and Tenant. The provisions of this Lease shall bind Landlord and Tenant and their respective successors and assigns, and shall inure to the benefit of Landlord and its successors and assigns and of Tenant and its permitted successors and assigns, subject to Section VI. Where the phrases “persons acting under” Landlord or Tenant or “persons claiming through” Landlord or Tenant or similar phrases are used, the persons included shall be assignees, sublessees, licensees or other transferees or successors of Landlord or Tenant as well as invitees or independent contractors of Landlord or Tenant, and all of the respective employees, servants, contractors, agents and invitees of Landlord, Tenant and any of the foregoing. As used herein, “non-monetary default” shall mean a default which cannot be substantially cured by the payment of money. The titles are for convenience only and shall not be considered a part of the Lease. This Lease shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Landlord and Tenant have contributed substantially and materially to the preparation of this Lease. If Tenant is granted any extension or other option, to be effective the exercise (and notice thereof) shall be unconditional; and if Tenant purports to condition the exercise of any option or to vary its terms in any manner, then the option granted shall be void and the purported exercise shall be ineffective. The enumeration of specific examples of a general provisions shall not be construed as a limitation of the general provision. Unless a party’s approval or consent is required by the express terms of this Lease not to be unreasonably withheld, such approval or consent may be withheld in the party’s sole discretion. The submission of a form of this Lease or any summary of its terms shall not constitute an offer by Landlord to Tenant; but a leasehold shall only be created and the parties bound when this Lease is executed and delivered by both Landlord and Tenant. Nothing herein shall be construed as creating the relationship between Landlord and Tenant of principal and agent, or of partners or joint venturers or any relationship other than landlord and tenant. This Lease and all consents, notices, approvals and all other related documents may be reproduced by any party by any electronic means or by facsimile, photographic, microfilm, microfiche or other reproduction process and the originals may be destroyed; and each party agrees that any reproductions shall be as admissible in evidence in any judicial or administrative proceeding as the original itself (whether or not the original is in existence and whether or not reproduction was made in the regular course of business), and that any further reproduction of such reproduction shall likewise be admissible. If any payment in the nature of interest provided for in this Lease shall exceed the maximum interest permitted under controlling law, as established by final judgment of a court, then such interest shall instead be at the maximum permitted interest rate as established by such judgment.

10.6 Estoppel Certificate; Financial Statements. Within ten (10) business days after Landlord’s request, Tenant agrees to execute, acknowledge and deliver a statement in writing certifying whether this Lease is in full effect (or if there has been any amendment whether the same is in full effect as amended and stating the amendment or amendments), the Commencement Date, the amount of and the dates to which the Annual Base Rent (and additional rent and all other charges) have been paid and, as of its best knowledge and belief, any other information concerning performance, construction, tenancy, possession or other matters of reasonable interest to prospective lenders or purchasers. Such estoppel shall be substantially in the form attached hereto as Exhibit G. Tenant agrees that any such statement may be relied upon by any bona fide prospective purchaser or mortgagee of the Building. Within ten (10) business days after request from Tenant, Landlord shall execute, acknowledge and deliver a similar statement to Tenant. Landlord agrees that any such statement may be relied upon by any bona fide prospective assignee or transferee of Tenant or subtenant of the Premises. If at any time Tenant shall not be an entity publicly traded on a nationally recognized exchange (such as the NYSE or American Stock Exchange) or “over-the-counter” (such as by NASDAQ), Tenant shall also deliver to Landlord the most recent financial statements of Tenant, upon Landlord’s request (but not more than twice annually), not later than 120 days following the close of Tenant’s fiscal year. Financial statements for each fiscal year shall be prepared by a certified public accountant.

10.7 Notice of Lease. Neither party shall record this Lease, but each party will, upon request of the other, execute a recordable notice of lease in form suitable for recording, without setting forth the Base Rent or other economic terms of this Lease, and upon termination of the Term for whatever reason a like notice of termination of lease.

10.8 Brokers. Each party warrants and represents to the other that it has not dealt with any broker in connection with this Lease or the Premises except for the Broker, if any, listed in Section 1.1, whose commission will be paid by Landlord pursuant to a separate agreement; and each agrees to indemnify and save the other harmless in the manner elsewhere provided in this Lease from any breach of this warranty and representation, which will survive the termination of the Term.

10.9 Representations and Warranties.

(a) Tenant warrants and represents that (a) Tenant is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (b) Tenant has the authority to own its property and to carry on its business as contemplated under this Lease; (c) Tenant has duly executed and delivered this Lease; (d) the execution, delivery and performance by Tenant of this Lease (i) are within the powers of Tenant, (ii) have been duly authorized by all requisite action, (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Tenant is a party or by which it or any of its property is bound, or (iv) will not result in the imposition of any lien or charge on any of Tenant’s property, except by the provisions of this Lease; and (e) the Lease is a valid and binding obligation of Tenant in accordance with its terms. This warranty and representation shall survive the termination of the Term.

(b) Landlord warrants and represents that (a) Landlord is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (b) Landlord has the authority to own its property and to carry on its business as contemplated under this Lease; (c) Landlord has duly executed and delivered this Lease; (d) the execution, delivery and performance by Landlord of this Lease (i) are within the powers of Landlord, (ii) have been duly authorized by all requisite action, (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Landlord is a party or by which it or any of its property is bound, or (iv) will not result in the imposition of any lien or charge on any of Landlord’s property, except by the provisions of this Lease; and (e) the Lease is a valid and binding obligation of Landlord in accordance with its terms. This warranty and representation shall survive the termination of the Term.

10.10 Rentable Floor Area. Tenant’s Rentable Floor Area for the Premises originally leased to Tenant shall be conclusively deemed to be as specified in Section 1.1. Any change in Tenant’s Rentable Floor Area with respect to a partial floor on account of any expansion of the Premises to include a partial floor, casualty or the like shall be reasonably determined by Landlord based on the floor area set forth in Exhibit H and a reasonable allocation of common areas created on such floor. The Building Rentable Floor Area as specified in Section 1.1 may change from time to time for purposes of this Lease only in the event of a modification of the Building, whether by condemnation, change in building plans in any rebuilding following casualty, or other change in or alteration of the Building or facilities serving the Building, and only as mutually and reasonably agreed to by Landlord and Tenant. References in this Lease to floor area measurements shall mean rentable floor area unless the reference explicitly provides otherwise.

10.11 Intentionally Omitted.

10.12 Roof Communications Equipment. Subject to approval by all applicable governmental authorities and the terms of this Section 10.12, Landlord hereby grants to Tenant the right to install, use, maintain and operate one twenty-four inch satellite dish and one whip antenna, or such other telecommunications equipment as may be reasonably approved by Landlord (the “Roof Communications Equipment”), at Tenant’s sole cost and expense and for use solely to serve the conduct of Tenant’s business in the Premises. The Roof Communications Equipment shall be located in an area or areas on the roof of the Building not exceeding thirty (30) square feet in the aggregate, designated by Landlord, that accommodates Tenant’s reasonable requirements for the Roof Communications Equipment. The installation, use, maintenance and operation of the Roof Communications Equipment shall be at no additional charge to Tenant, provided that the use of the Roof Equipment and the rights of Tenant provided under this Section 10.12 shall be taken into consideration in determining Fair Market Rental Value under Section 2.8. Tenant shall at all times comply with all applicable legal requirements with respect to the installation, use, maintenance and operation of the Roof Communications Equipment, and with all of the following terms and conditions: (a) any installation and operation of Tenant’s Roof Communications Equipment shall be performed in accordance with all legal and regulatory requirements and shall not cause structural or other damage to the Building; (b) Tenant shall carry the insurance required pursuant to this Lease, and Tenant’s indemnity set forth in Section 5.5 shall apply to the erection, installation, maintenance and operation of the Roof Communications Equipment and any related equipment installed by Tenant; (c) Tenant shall promptly repair any damage caused by reason of such installation, use, maintenance or operation of the Roof Communications Equipment, including, without limitation, any repairs, restorations, maintenance, or replacements of the roof (or portion thereof) necessitated by or in any way caused by or relating to such installations or the operation or presence of the Roof Communications Equipment on the roof; (d) on or before the expiration or earlier termination of the Term, Tenant shall remove the Roof Communications Equipment and any related equipment in compliance with the obligations of Section 5.10; (e) Tenant shall not install the Roof Communications Equipment without Landlord’s prior approval, in Landlord’s reasonable discretion, of the location and manner of such installation, and of reasonably detailed plans and specifications for the Roof Communications Equipment, which installation shall constitute Tenant Work, and shall be subject to all of the terms and provisions of Section 5.1 of this Lease; (f) Tenant’s Roof Communications Equipment shall be for the sole use of Tenant and its subtenants and permitted occupants and may be used only in connection with the conduct of Tenant’s, and its subtenants’ and permitted occupants’, business within the Premises; (g) the electric current necessary to operate Tenant’s Roof Communications Equipment shall be measured by an electric meter serving the Premises and Tenant shall pay the cost of such electricity usage as provided in Section 5.2; (h) Tenant shall keep the Roof Communications Equipment in good order and condition, at Tenant’s sole cost and expense, and shall promptly make any necessary repairs thereto; (i) Tenant, its contractors, agents and employees shall have access to the roof in order to install, repair, maintain, use and operate the Roof Communications Equipment, provided that all access by Tenant to the roof shall be subject to the reasonable supervision and control of Landlord and to Landlord’s safeguards for the security and protection of the Building, and the Building equipment and installations; (j) Landlord shall have the right to require relocation of the Roof Communications Equipment, at Landlord’s cost and expense, to another site of reasonably comparable size and efficiency on the roof of the Building, upon at least thirty (30) days’ prior notice of such relocation, and provided that Landlord shall use reasonable efforts to coordinate with Tenant to minimize interference with Tenant’s business in the Premises and any interruption of any services to Tenant being provided by the Roof Communications Equipment; (k) the height of the Roof Communications Equipment shall not exceed the height of the screening panel on the roof of the Building indicated on Exhibit O, attached hereto, without Landlord’s prior review and approval in Landlord’s reasonable discretion, and, if requested by Landlord, the Roof Communications Equipment shall be installed in such a way as to minimize the visibility of the Roof Communications Equipment from any vantage point; and (l) Tenant shall not suffer or permit electronic interference with the communications devices of other tenants and licensees in the Building, in compliance with applicable practices and legal rights and obligations in the telecommunications industry applicable to such Roof Communications Equipment, as the same may change from time to time. After the installation of Tenant’s approved Roof Communications Equipment, Landlord shall not suffer or permit the installation of electronic equipment that causes electronic interference with the Roof Communications Equipment, in compliance with applicable practices and legal rights and obligations in the telecommunications industry applicable to such Roof Communications Equipment, as the same may change from time to time.

10.13 Emergency Generator. Tenant shall have the right, subject to all of the terms and conditions of this Lease, including, without limitation, the requirements of Section 5.1, to install an emergency backup generator (the “Generator”), at Tenant’s sole cost and expense, in a location in the Parking Garage designated by Landlord within the area on the P-10 level thereof shown on Exhibit L attached hereto, provided that the Generator shall be permitted by applicable laws and insurance regulations, shall not cause damage to the Building or the Premises, or cause or create a dangerous or hazardous condition. If the installation of the Generator necessitates the loss of more than (1) parking space in the Parking Garage, then Tenant shall pay to Landlord an amount equal to the monthly charge from time to time charged for such additional parking space or spaces in the Parking Garage, as an additional rental obligation under this Lease. The Generator shall be maintained by Tenant at Tenant’s sole cost and expense, in good order condition and repair. Landlord shall provide Tenant with 24-hour access to the area in which the Generator is located, subject to Landlord’s reasonable security procedures and restrictions based on emergency conditions.

ARTICLE XI

Index of Defined Terms

The definitions for the following terms are set forth in the Section of the Lease indicated below. Certain other defined terms are set forth in Section 1.1.

“20th Floor Expansion Notice”:	Section 2.9

“20th Floor Expansion Space”:	Section 2.9

“AAA”:	Section 2.8

“additional rent”:	Section 3.2

“Allowance Costs”:	Exhibit C

“Amortization of TI Investment Expenses”:	Section 6.4

“Available Space”:	Section 2.7

“business hours”:	Exhibit E.1.4

“Construction Documents”:	Section 5.1.1

“Contraction Fee”:	Section 2.10

“Contraction Options”:	Section 2.10

“Contraction Option Effective Date”:	Section 2.10

“Core Building Systems”:	Section 5.1.1

“Decorative Work”:	Section 5.1.1

“Default Rate”:	Section 8.5

“Effective Rent”:	Section 6.5

“Essential Service”:	Section 4.3

“Extension Exercise Notice”:	Section 2.4

“Extension Option”:	Section 2.4

“Fair Market Monthly Parking Rate”:	Section 2.1

“Fair Market Rental Value”:	Section 2.8

“Final Punchlist”:	Section 2.2

“First Contraction Option”:	Section 2.9

“First Expansion Notice”:	Section 2.5

“First Expansion Premises”:	Section 2.5

“First Expansion Premises Comment Date”:	Section 2.5

“First Expansion Premises Delivery Window”:	Section 2.5

“First Extension Option”:	Section 2.4

“Generator”:	Section 10.13

“hazardous materials”:	Section 5.9

“hazardous materials activities”:	Section 5.9

“Indemnitees”:	Section 5.5

“Inducements”:	Section 2.8

“Initial Tenant Work”:	Exhibit C

“Initial Tenant Work Allowance”:	Exhibit C

“Insurance”:	Section 3.2.2

“Landlord Delay”:	Section 4.1

“Landlord’s Offer Notice”:	Section 2.7

“Landlord’s Offered Rental Terms”:	Section 2.7

“Landlord’s Remaining Base Building Work”:	Section 4.1

“Landlord’s Rent Estimate”:	Section 2.5

“Landlord’s Work”:	Section 4.1

“laws”:	Section 5.4

“Lease Year”:	Section 2.3

“lender”:	Section 5.5

“mortgage”:	Section 9.1

“mortgagee”:	Section 9.1

“non-monetary default”:	Section 10.5

“Operating Expenses”:	Exhibit E.3

“Parking Garage”:	Section 1.1

“Parking Rules and Regulations”:	Section 2.1(d)

“Permitted Transfer”:	Section 6.1

“REA”	Section 4.4

“Reletting Expenses”:	Section 8.2.1

“rent”:	Section 3.2

“Retail Property”:	Section 1.1

“Roof Communications Equipment”:	Section 10.12

“Second Contraction Option”:	Section 2.10

“Second Expansion Notice”:	Section 2.6

“Second Expansion Premises”:	Section 2.6

“Second Expansion Premises Commencement Date”:	Section 2.6

“Second Expansion Premises Delivery Window”:	Section 2.6

“Second Extension Option”:	Section 2.4

“Service Interruption”:	Section 4.3

“Substantial Completion”:	Exhibit C.2

“Substantial Completion Date”:	Exhibit C.2

“Taxes”:	Exhibit E.2

“Tenant’s Architect”:	Section 5.1.2

“Tenant’s Contractor”:	Section 5.1.3

“Tenant Property”:	Section 5.8

“Tenant Work”:	Section 5.1.1

“transfer”:	Section 6.1

Executed under seal on the date first written above.

TENANT:		LANDLORD:

DIGITAS LLC		ARCH STREET TOWER LLC

By:	/s/ Jeffrey J. Cote	By:	Ritone LLC, its member-manager

			By:	Little Rit, LLC, its member manager

				By:	ARAD-KDA, LLC, its manager

					By:	/s/ Dean Stratouly

Its

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